    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1998

                                                      REGISTRATION NO. 333-66281
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                  FORM SB-2/A

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                          GENESISINTERMEDIA.COM, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          7311                  95-4710370
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                            ------------------------

                            13063 VENTURA BOULEVARD
                       STUDIO CITY, CALIFORNIA 91604-2238
                                 (818) 464-7270
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            ------------------------

                                RAMY EL-BATRAWI
                            13063 VENTURA BOULEVARD
                       STUDIO CITY, CALIFORNIA 91604-2238

                                 (818) 464-7270
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                   COPIES TO:

         THEODORE R. MALONEY                          ASHER M. LEIDS
         NIDA & MALONEY, P.C.                 DONAHUE, MESEREAU & LEIDS LLP
          800 Anacapa Street               1900 Avenue of the Stars, Suite 2700
   Santa Barbara, California 93101            Los Angeles, California 90067
            (805) 568-1151                            (310) 277-1441

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1998

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
             , 1998

           [LOGO]

                                                              [LOGO]

                          GENESISINTERMEDIA.COM, INC.

                        2,000,000 SHARES OF COMMON STOCK


    GenesisIntermedia.com, Inc. is an integrated marketing and business solutions provider utilizing conventional media and interactive and emerging multimedia technologies. The common stock we are offering is initially being offered in the United States and internationally by the underwriters named in this prospectus. All of the common stock being offered is being sold by Genesis.


    This is our initial public offering and no public market currently exists for our common stock. We currently estimate that the initial public offering price of the common stock will be between $7 and $10 per share.


    We have applied to have the common stock quoted on the Nasdaq National Market (NMS) under the symbol GENI.


    THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK AND COULD RESULT IN A LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                                          PER SHARE     TOTAL
                                                                                          ----------  ----------

- Price to the Public...................................................................  $           $

- Underwriting Discounts and Commissions................................................  $           $

- Proceeds to the Company...............................................................  $           $

------------------------

    The table does not include a three percent (3%) non-accountable expense allowance payable to the underwriters. The underwriters may purchase an additional 300,000 shares of common stock solely to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MILLENNIUM FINANCIAL GROUP, INC.


         HD BROUS & CO., INC.


                   AMERICAN FRONTEER FINANCIAL CORP.

    GenesisIntermedia.com, Genesis Intermedia, Genesis Media, Genesis Media Group, the Genesis Media logo and the Genesis Intermedia logo are trademarks of GenesisIntermedia.com, Inc. Other trademarks referenced herein are trademarks of their respective legal owners.

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. GENESIS'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY IS NOT COMPLETE AND YOU SHOULD REFER TO THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Genesis markets and sells products which it owns or has licensed through numerous communication channels, including network television, cable television, newspapers, magazines, radio, the Internet, freestanding information systems which allow customer access to specified information ("interactive kiosks"), read only memory compact discs ("CD-ROM") and read only memory digital video discs with random access memory capability ("DVD-ROM/RAM").

    Genesis develops and utilizes conventional media, interactive technologies, which allow the display of marketing messages continuously through customer interaction and on demand, and emerging "multimedia technologies" to deliver integrated solutions for the marketing and business needs of Genesis and its clients. Interactive multimedia technologies permit the marketing of information containing or using text, graphics, sound, video, animation and tangible effects to be delivered to customers or accessed by customers on demand. With Genesis's integrated multimedia solutions, Genesis or a client may select from numerous media or "marketing channels" to tailor marketing to the particular product or customer profile and concurrently market their product or service in separate marketing channels.

    Genesis believes these technology capabilities combined with Genesis's marketing skills will enable Genesis to successfully participate in the emerging market for the sale of goods and services electronically ("eCommerce"), including through the Internet, because these capabilities provide features such as audio and video downloading and streaming on the Internet, as well as interactive websites.

    GenesisIntermedia.com was incorporated on October 28, 1993 under the name Genesis Media Group, Inc. Genesis changed its name to GenesisIntermedia.com, Inc. on December 3, 1998. Genesis's principal executive offices are located at 13063 Ventura Boulevard, Studio City, California 91604-2238. Its telephone number at that location is (818) 464-7270.

                                  THE OFFERING

    EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS: (1) ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $8.50 PER SHARE OF COMMON STOCK; (2) REFLECTS A 38,834.95-FOR-ONE STOCK SPLIT, EFFECTIVE ON OCTOBER 27, 1998 (THE "STOCK SPLIT"); (3) REFLECTS THE SURRENDER OF AN AGGREGATE OF 1,000,000 SHARES OF COMMON STOCK BY GENESIS'S TWO PRINCIPAL STOCKHOLDERS ON NOVEMBER 1, 1998; (4) ASSUMES THE REINCORPORATION OF GENESIS FROM FLORIDA TO DELAWARE TO BE EFFECTED PRIOR TO THE OFFERING; (5) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED; AND (6) ASSUMES THAT NO OTHER OUTSTANDING OPTIONS OR WARRANTS ARE EXERCISED.

Total common stock offered..........  2,000,000 shares

Outstanding common stock (1)

    Before offering.................  3,060,000 shares

    After offering..................  5,060,000 shares

Use of proceeds.....................  The net proceeds to be received by Genesis from the offering are estimated to be approximately
                                      $14,630,000. Genesis intends to use approximately
                                      $500,000 of such proceeds for the repayment of
                                      outstanding debt and to distribute approximately $2
                                      million to existing stockholders for the purpose of
                                      paying income taxes on S corporation ownership
                                      earnings. Genesis intends to use the balance of the
                                      proceeds for expansion of operations, acquisitions
                                      and for general corporate purposes including using $2
                                      million of the proceeds over 18 months to develop and
                                      deploy interactive multimedia kiosks in regional
                                      shopping malls across the United States and other
                                      entertainment centers. See "Use of Proceeds" and
                                      "Management's Discussion and Analysis of Financial
                                      Condition and Results of Operations--Liquidity and
                                      Capital Resources."

Proposed Nasdaq symbol:.............  GENI

------------------------

(1) The number of shares of common stock outstanding excludes an aggregate of 350,000 shares reserved for issuance upon the exercise of outstanding options granted under the GenesisIntermedia.com, Inc. 1998 Stock Incentive Program and 50,000 options issued outside the Stock Incentive Program, with a weighted average exercise price of $8.63 per share. See "Shares Eligible for Future Sale."

                                  RISK FACTORS

    Prior to making an investment in the common stock, prospective purchasers of the common stock should take into account the specific risks set forth under "Risk Factors" as well as the other information set forth in this prospectus.

                             SUMMARY FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following tables set forth certain summary financial data to aid investors in their analysis of this potential investment. The summary financial data should be read in conjunction with Genesis's complete financial statements and notes included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA

    Genesis is currently taxed as an S corporation. As an S corporation, Genesis's taxable income is passed through to its individual stockholders who are responsible for paying federal and state income taxes on their portion of Genesis's taxable income. Shortly before the closing of the initial public offering, Genesis will terminate its status as an S corporation and will be subject to federal and additional state income taxes thereafter. The pro forma information reflects Genesis's net income (loss) and earnings per share as if Genesis were taxed as a C corporation. The income tax rate used is 40% which approximates the federal and state income tax rates for the respective periods. See Note 8 to the financial statements.

    The basis for the determination of stock used in computing net earnings
(loss) per share in the following table is described in Note 1 to the financial statements.

                                                      YEARS ENDED DECEMBER 31,                    NINE MONTHS ENDED
                                        ----------------------------------------------------        SEPTEMBER 30,
                                                           1995          1996        1997     --------------------------
                                                       -------------  -----------  ---------     1997          1998
                                                       (UNAUDITED)                            -----------  -------------
                                            1994                                              (UNAUDITED)  (UNAUDITED)
                                        -------------
                                        (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Total net revenue.....................    $     332      $   8,665     $  14,342   $  18,164   $  11,724     $   9,378
Income (loss) from operations.........         (149)           111           386       2,435         797           877
Net income (loss).....................    $    (151)     $      93     $     386   $   2,367   $     763     $     795
Basic earnings (loss) per share.......    $   (0.04)     $    0.02     $    0.10   $    0.61   $    0.20     $    0.20
Diluted earnings (loss) per share.....    $   (0.04)     $    0.02     $    0.10   $    0.61   $    0.20     $    0.20
Shares used in computing earnings
  (loss) per share....................        3,883          3,883         3,883       3,884       3,883         4,000
Pro forma net income (loss)...........    $    (151)     $      93     $     232   $   1,441   $     470     $     483
Pro forma basic earnings (loss) per
  share...............................    $   (0.04)     $    0.02     $    0.06   $    0.37   $    0.12     $    0.12
Pro forma diluted earnings (loss) per
  share...............................    $   (0.04)     $    0.02     $    0.06   $    0.37   $    0.12     $    0.12

BALANCE SHEET DATA

    The following pro forma balance sheet data are adjusted to give effect to the acquisition of certain assets of Vision Digital Communications, Inc. Genesis purchased current assets, equipment and intangible assets of $210,000, $750,000 and $10,000, respectively, in exchange for 60,000 shares of common stock valued at $600,000 plus the assumption of short-term obligations and long-term debt of $170,000 and $200,000, respectively. Genesis has also granted the seller options to purchase up to an additional 50,000 shares of common stock at a weighted average exercise price of $9.57 per share. These options will be exercisable only if the acquired division meets certain targeted levels of total revenue over a three-year period. The options will expire at the end of such three-year period. The pro forma balance sheet data are also adjusted to give effect to the surrender of an aggregate of 1,000,000 shares of common stock by Genesis's two principal stockholders on November 1, 1998.

    The pro forma adjusted balance sheet data are also adjusted to give effect to (a) the pro forma adjustments described in the preceding paragraph; and (b) the sale of 2,000,000 shares of common stock in this offering at an assumed initial public offering price of $8.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by Genesis and the application of the estimated net proceeds, including the use of $500,000 to repay amounts owed under two notes payable agreements and a $2,000,000 distribution of undistributed S corporation earnings to be used to pay federal and state income taxes on income that was passed through to the individual stockholders. See "Use of Proceeds" and "Capitalization."

                                                   AS OF DECEMBER 31,                       AS OF SEPTEMBER 30, 1998
                                --------------------------------------------------------  ----------------------------
                                                     1995           1996         1997        ACTUAL        PRO FORMA
                                                 -------------  -------------  ---------  -------------  -------------
                                     1994        (UNAUDITED)    (UNAUDITED)               (UNAUDITED)     (UNAUDITED)
                                ---------------
                                 (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit).....     $      58       $     (53)     $     334    $   3,037    $   3,312      $   3,352
Current assets................           176             390            708        5,523        6,585          6,795
Total assets..................           226             409            726        6,714        8,197          9,167
Current liabilities...........           118             443            374        2,486        3,273          3,443
Long-term debt................           237          --             --              609          885          1,085
Stockholders' equity
  (deficit)...................          (129)            (34)           352        3,619        4,039          4,639


                                 AS ADJUSTED
                                --------------
                                 (UNAUDITED)

BALANCE SHEET DATA:
Working capital (deficit).....    $   15,982
Current assets................        18,925
Total assets..................        21,297
Current liabilities...........         2,943
Long-term debt................         1,085
Stockholders' equity
  (deficit)...................        17,269

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. GENESIS'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING GENESIS'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY; EXPANSION INTO NEW MARKETS

    Genesis has only a limited operating history on which to base an evaluation of its business and prospects. In addition, virtually all of Genesis's revenues to date have been derived from conventional media solutions, including the placement of print advertisements, the development and production of infomercials and the delivery of telemarketing services.

    In 1998, Genesis commenced expansion of its media offerings into interactive multimedia technologies, including the Internet, interactive kiosks, CD-ROM and DVD-ROM/RAM to businesses seeking to conduct electronic commerce. The expansion included the formation of Genesis's Genesis Intermedia, Inc. subsidiary. However, to date, revenue generated by this subsidiary has not been significant. Nor has Genesis generated revenue from its audio and video download and streaming capabilities. Genesis expects that conventional media solutions will continue to account for a significant percentage of its revenues in the foreseeable future. As a result, if there is a decline in demand for traditional media solutions as a result of technological changes, competition or otherwise, then Genesis's business, operating results and financial condition will be materially adversely affected. The market for such solutions may not continue to grow and Genesis may not continue to be successful in marketing them. In addition, Genesis's expansion into interactive multimedia technologies has been accomplished through recent acquisitions of assets and personnel. Genesis may not be able to integrate such acquisitions successfully.

    Genesis and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the eCommerce market. Such risks for Genesis include, but are not limited to, an evolving business model and the management of both internal and acquisition-based growth. To address these risks, Genesis must continue to develop the strength and quality of its operations, maximize the value delivered to clients, respond to competitive developments and continue to attract, retain and motivate qualified employees. Genesis may not be successful in meeting these challenges and addressing such risks. If Genesis fails to do so, then Genesis's business, results of operations and financial condition will be materially adversely affected.

RISKS RELATED TO ACQUISITIONS

    A key component of Genesis's growth strategy is the acquisition of other professional service firms and products or companies with products that meet Genesis's criteria for strategic fit, geographic presence, revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on Genesis's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of Genesis.

    As of November 30, 1998, Genesis had acquired substantially all of the assets of Vision Digital Communications, Inc. and entered into a letter of intent to acquire the assets of AniMagic Corporation, which is in bankruptcy proceedings. The acquisition of the assets of AniMagic is still subject to court approval and possible overbid. Genesis has in addition hired two of the principal employees of AniMagic. These companies were identified as suitable acquisition candidates because they provide product distribution and marketing capabilities through interactive kiosks (Vision Digital) and audio and video downloading and streaming technology (AniMagic). However, to date, revenue generated from these new operations has been minimal and Genesis has experienced operating losses in these start-up areas. Development and integration of these different marketing channels is a significant part of Genesis's strategy to be an integrated multimedia marketing and business solutions provider.

    Genesis may not be able to continue to identify additional suitable acquisition candidates in the service (distribution channel) or product areas or Genesis may not be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities Genesis will likely compete with other companies, certain of whom may be larger and have greater financial and other resources than Genesis. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

    Acquisitions also involve a number of other risks, including adverse effects on Genesis's reported operating results from increases in goodwill amortization, the risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. With the Vision Digital acquisition, Genesis is still undertaking such integration and a complete evaluation of the success of such integration is not yet possible. The AniMagic acquisition is still subject to bankruptcy court approval and possible overbid, and Genesis could be faced with the result of hiring key former employees of AniMagic without acquiring the assets of AniMagic. Genesis does not believe that such an outcome will materially adversely affect Genesis or its audio and video download and streaming capability, but it would likely result in additional equipment expense. Client satisfaction or performance problems with an acquired firm could also have a material adverse impact on the reputation of Genesis as a whole, and any acquired entity or assets could significantly under-perform relative to Genesis's expectations. Genesis's ability to meet these challenges in the Vision Digital and AniMagic transactions specifically and generally over the long term has not been established.

    To the extent Genesis chooses to use cash consideration for acquisitions in the future, Genesis may be required to obtain financing. Such financing may not be available on favorable terms, if at all. If Genesis issues stock to complete future acquisitions, existing stockholders will experience further ownership dilution.

MANAGEMENT OF GROWTH

    Genesis's future growth may place a significant strain on Genesis's managerial, operational, financial and other resources. Genesis's success will depend upon its ability to manage its internal and acquisition growth effectively. This will require that Genesis continue to implement and improve its operational, administrative and financial and accounting systems and controls and continue to expand, train and manage its employee base. Genesis has recently hired a number of new employees and anticipates that it will continue to do so for some time. Integration of the employees and employee loss in the process will require significant management attention and resources. Genesis's systems, procedures and controls may not be adequate to support Genesis's operations and Genesis's management may not be able to achieve the rapid execution necessary to exploit the market for Genesis's business model of a fully integrated multimedia marketing and business solutions provider. If Genesis is unable to manage internal or acquisition-based growth effectively, Genesis's business, results of operations and financial condition will be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

    Genesis's ability to maintain its competitive position is dependent on the services of its senior management, in particular Ramy El-Batrawi. Genesis has a $4 million key-man life insurance policy covering Mr. El-Batrawi, $900,000 of which is allocated to payment of the mortgage on Genesis's headquarters. Genesis has a written employment agreement with Mr. El-Batrawi, as well as with two other employees who were recently hired in connection with Genesis's acquisition of certain assets of Vision

Digital Communications, Inc. See "Management--Employment agreements and termination of employment arrangements." Genesis does not presently have written employment agreements with any other of its key employees. The loss of the services of one or more members of senior management could have a material adverse effect on Genesis.

RECRUITMENT AND RETENTION OF SOLUTIONS PROFESSIONALS

    Genesis's success depends in part on its ability to identify, hire, train and retain consulting professionals who can provide the technological expertise, marketing experience, and creative skills required by clients. Because of the intense interest in and demand for talented persons experienced in multimedia business, including eCommerce, it is currently difficult to hire such personnel at reasonable cost, if at all. This shortage is likely to continue for the foreseeable future. Genesis competes intensely for qualified personnel with other companies, and there can be no assurance that Genesis will be able to attract, assimilate or retain highly qualified technical, marketing and managerial personnel in the future. A number of Genesis's current personnel have been hired recently and Genesis may not be successful in retaining and assimilating all such personnel. Employees generally are not subject to contracts of employment and are, therefore, typically able to move within the industry with relative ease. If Genesis is unable to continue to attract and retain additional key personnel, or if it is unable to retain and motivate its existing key personnel, then its business, results of operations and financial condition would be materially adversely affected.

COMPETITION

    The market for fully integrated multimedia marketing and business solutions is relatively new, intensely competitive and subject to rapid technological change. Genesis expects competition to persist, intensify and increase in the future. Genesis's current competitors can be divided into several groups:

    - advertising and media agencies, such as Foote, Cone & Belding, Young & Roubicam, Inc. and Ogilvy & Mather;

    - direct marketing companies, such as National Media Corporation, Guthy-Renker Corporation and Xoom.com, Inc.;

    - Internet integrators and Web content presence providers, such as iXL Holding, Inc., Organic Online, Inc., Poppe Tyson, Proxicom, Inc., audiohighway.com and US Web, Inc;

    - large information technology consulting service providers, such as Andersen Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation; and

    - Internet and online service providers, such as America Online Incorporated, NETCOM On-Line Communications Services Inc. and UUNet Technologies, Inc.

Although only a few of these competitors have to date offered a full range of integrated marketing and business solutions to companies, several have announced their intention to do so. Microsoft Corporation also recently announced its acquisition of an Internet advertising concern.

    Furthermore, most of Genesis's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than Genesis. These competitors could decide at any time to increase their resource commitments to Genesis's market. In addition, the market for eCommerce generally and intranet, extranet and web site development in particular is relatively new and subject to continuing definition, and, as a result, may better position Genesis's competitors to compete in this market as it matures. Competition of this type could materially adversely affect Genesis's business, results of operations and financial condition.

LOW BARRIERS TO ENTRY

    There are relatively low barriers to entry into the integrated multimedia marketing and business solutions market. Genesis relies heavily on the skill of its personnel and the quality of its client service, and has no patented technology that would preclude or inhibit competitors from entering its market. Genesis expects that it will face additional competition from new entrants into the market in the future. Principal competitive factors include a company's creative reputation, knowledge of media, financial controls, geographical coverage and diversity, relationships with clients, technological capability and quality and breadth of services. If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by Genesis, then Genesis's business, results of operations and financial condition would be materially adversely affected.

CONFLICTS POLICIES

    In many cases, a conflicts policy or an industry practice prohibits one media company from serving all aspects of a client's marketing needs or from performing similar services for competing products or companies. Genesis's ability to compete in various segments of the marketing and communications business may also be limited by various self-regulatory or governmental restrictions. Genesis's ability to acquire new clients or additional assignments from existing clients may be limited by such policies, practices or regulations.

CONCENTRATION OF REVENUES; RELIANCE ON RELATED PARTY FOR REVENUE

    A relatively small number of clients and products contribute significantly to Genesis's revenues. In 1997, the two largest products, "Men are From Mars, Women are From Venus" and "Trade Your Way to Riches," constituted approximately 89% of Genesis's total revenues. Selling media time to Trade Your Way to Riches, Inc. and the "Trade Your Way to Riches" line of products constituted approximately 45% of Genesis's revenue. Genesis's majority stockholder owns Trade Your Way To Riches, Inc.

    Because Genesis intends to continue to rely on products such as these, it is possible that Genesis's dependence on revenues from a limited number of products will continue in the future. Genesis frequently markets products on the basis of oral agreements which may be terminated by either party at any time and Genesis has no written contracts relating to its sale of media time to clients, including Trade Your Way to Riches, Inc. Any of Genesis's clients may discontinue utilizing Genesis and its services at any time in the future. If there is a significant reduction in product sales or in a large client's marketing expenditures or the loss of one or more of Genesis's largest products or clients, and this is not replaced by new products or client accounts or an increase in business from existing products or clients, then there would be a material adverse effect on Genesis's business, results of operations and financial condition.

NEED TO DEVELOP NEW PRODUCTS

    Genesis's marketing operations are dependent on its continuing ability to develop or obtain rights to new products to supplement or replace existing products as they mature through their product life cycles. For instance, in the third quarter of 1998, Genesis added 13 new products to its product line. One or more or all of such products may fail to achieve profitability or result in net loss to Genesis. Even if Genesis is able to introduce other new products, such new products may not be successful. Genesis's future results of operations depend on its ability to spread its revenue (sales) stream over a larger number of products in a given period and to more effectively exploit the full revenue potential of each product it introduces through all levels of consumer marketing, whether directly or through third parties.

    The future revenues of the business will depend substantially on Genesis's ability to, among other things:

    - create and maintain an effective, integrated organization that develops, introduces and markets products that address changing consumer needs on a timely basis;

    - establish and maintain effective delivery platforms for its products; and

    - develop new and expand established geographic markets.

Genesis may not be able to achieve these goals. While Genesis maintains an internal product development group responsible for seeking out new products from third parties, there can be no assurance that present and potential third-party product providers will choose to market products through Genesis in the future. If Genesis experiences any significant delays or reductions in product introductions in future periods, then Genesis's business, results of operations and financial condition could be materially adversely affected.

UNPREDICTABLE PRODUCT LIFE; INVENTORY MANAGEMENT AND PRODUCT RETURNS

    Product sales and results of operations for a given period depend upon, among other things, a positive customer response to Genesis's direct marketing efforts, Genesis's effective management of product inventory and each product's life cycle. Genesis's marketing operations are dependent on its continuing ability to develop or obtain rights to new products to supplement or replace existing products as they mature through their product life cycles. Genesis's future results of operations will also be dependent upon its ability to proactively manage its products through their life cycles. Genesis's two most successful products in fiscal 1997 accounted for approximately 89% of Genesis's total net revenues for such period. Customer response to direct marketing depends on many variables, including the appeal of the products being marketed, the effectiveness of the marketing script or infomercials, the availability of competing products and the timing and frequency of phone contacts and air-time. One or more of Genesis's new products may not receive market acceptance.

    It is possible that, during a product's life, unanticipated obsolescence may occur or problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect the continued viability of the product for sale. Genesis may still hold a sizable inventory position in such a product. Although Genesis attempts to develop products with extended product lives, Genesis's products will have a limited market life. It is, therefore, extremely important that Genesis rapidly realize the potential of each successful product.

    Historically, most products in the direct marketing industry generate their most significant revenue in their introductory year. A product that has produced significant sales may not continue to produce significant, or any, sales in the future. As a result, Genesis is dependent on its ability to adapt to market conditions and competition as well as other factors which affect the life cycles of its products and its ability to continue to identify and successfully market new products. Genesis introduced its "Men Are From Mars, Women Are From Venus" product in 1994 and its "Trade Your Way to Riches" product in 1996. While Genesis has experienced continuing revenue from these products, it may not in the future and other products Genesis introduces may experience much shorter revenue lives. If sales from these products diminish significantly or if newly introduced products fail or there are significant delays or failures in the introduction of new products, then this would adversely impact Genesis's results of operations in terms of both lost opportunity cost and actual loss of dollars invested.

    Even when market acceptance for Genesis's new products occurs, Genesis's results of operations may be adversely impacted by returns of such products, either pursuant to Genesis's product satisfaction guaranties or otherwise. If returns are higher than expected, then Genesis's business, results of operations and financial condition would be materially adversely affected.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    As a result of Genesis's limited operating history, rapid growth and transition from conventional marketing media to delivery of new multimedia solutions, and because of the emerging nature of the markets in which it competes, Genesis's historical financial data are of limited value in planning future operating expenses. Genesis's expense levels will be based in part on its expectations concerning future revenues. Genesis's revenues are derived primarily from media and product sales, which are difficult to forecast accurately, particularly because Genesis has only recently entered interactive multimedia markets.

    Because Genesis's revenues generally reflect the media buying patterns of advertisers and are concentrated in the second and fourth quarters of the year, Genesis may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for

Genesis's services could have an immediate and material adverse effect on Genesis's business, results of operations and financial condition. Further, business development and marketing expenses may increase significantly as Genesis expands its operations. To the extent that such expenses precede or are not rapidly followed by increased revenues, Genesis's business, results of operations and financial condition may be materially adversely affected.

    Genesis's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside Genesis's control. These factors include:

    - the level of demand for Genesis's products or services;

    - the level of demand for conventional media and the Internet;

    - intranet and extranet development and marketing;

    - Genesis's success in finding and acquiring suitable acquisition candidates;

    - Genesis's ability to attract and retain personnel with the necessary strategic, technical and creative skills required to service clients effectively;

    - the cost of media time;

    - the amount and timing of expenditures by clients on the development of integrated business solutions;

    - client budgetary cycles;

    - the amount and timing of capital expenditures and other costs relating to the expansion of Genesis's operations;

    - the introduction of new products or services by Genesis or its competitors;

    - pricing changes in the industry;

    - technical difficulties with respect to the use of the Internet;

    - economic conditions specific to Internet technology usage;

    - government regulation and legal developments regarding the use of the Internet; and

    - general economic conditions.

As a strategic response to changes in the competitive environment, Genesis may from time to time make certain pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on Genesis's quarterly results. Genesis may also experience seasonality in its business in the future, resulting in diminished revenues to Genesis as a consequence of decreased demand for marketing and business solutions during certain periods of the year. Due to all of these factors, in some future quarter Genesis's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of Genesis's common stock will likely be materially and adversely affected.

    Genesis's future results of operations will also be dependent upon its ability to proactively manage its products through their life cycles. If Genesis fails to maintain existing products and clients or develop or attract new products or clients, then this could have a material adverse effect on Genesis's business, results of operations and financial condition.

UNCERTAIN ADOPTION OF INTEGRATED MULTIMEDIA SOLUTIONS; DEPENDENCE ON CLIENT
  OUTSOURCING

    Genesis's existing client base is largely composed of companies that have primarily or exclusively used conventional marketing and advertising media. Genesis's success will be dependent on the willingness of these clients and other companies to use existing and yet to be developed multimedia solutions offered by Genesis. Companies utilizing traditional media solutions may elect not to adopt multimedia solutions to improve their business processes or to enter into the eCommerce market.

    Even if companies adopt multimedia solutions, businesses may elect not to outsource the design, development and maintenance of their intranets, extranets, web sites and other multimedia solutions to third parties such as Genesis. Companies may decide to assign the design, development and implementation of multimedia solutions to their internal information technology divisions, which have ready access to the information and technology required to prepare proposals for such solutions. If independent providers of multimedia solutions prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, then enterprises may choose to design, develop or maintain all or part of their intranets, extranets, web sites and other multimedia solutions in-house. If the market for Genesis's solutions does not continue to develop or develops more slowly than expected, or if Genesis's solutions do not achieve market acceptance, then Genesis's business, results of operations and financial condition will be materially adversely affected.

UNCERTAIN ACCEPTANCE OF THE INTERNET AS A MARKETING AND ADVERTISING MEDIUM

    THE NEW MARKET FOR INTERNET MARKETING AND ADVERTISING. The market for Internet advertising has recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants, although Internet advertising continues to be dominated by the larger web sites. Non-advertising marketing solutions utilizing the Internet as a base have also only recently been developed. Genesis is seeking to enter this market through its acquisition-based expansion, development or acquisition of new technological capability and the hiring of additional personnel. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty.

    Genesis's ability to generate revenue will depend on, among other factors:

    - the continued development of the Internet as an advertising medium;

    - pricing of marketing and advertising services by other Internet participants;

    - the ability of Genesis to develop marketing solutions that use the Internet and that appeal to both Genesis's clients and their customers;

    - Genesis's ability to achieve and demonstrate user demographic characteristics that are attractive to clients;

    - the development and expansion of Genesis's marketing and advertising sales forces; and

    - the establishment and maintenance of desirable marketing and advertising sales agency relationships.

    LIMITED CLIENT EXPERIENCE. Most potential clients and their marketing advisors and advertising agencies have only limited experience with the Internet as a marketing or advertising medium and have not historically devoted a significant portion of their marketing or advertising expenditures to Internet solutions. Companies and their marketing or advertising agencies may not be persuaded to allocate or continue to allocate portions of their budgets to Internet solutions or, if they are so persuaded, they may not find such marketing and advertising to be effective for promoting their products and services relative to conventional print and broadcast media. Acceptance of the Internet for eCommerce will also depend, to a large extent, on the level of use of the Internet by consumers.

    LACK OF STANDARD MEASURES OF EFFECTIVENESS. No standards have yet been widely accepted for the measurement of the effectiveness of Internet-based marketing or advertising, and there can be no assurance that such standards will develop sufficiently to enable the Internet to become a significant marketing or advertising medium. Despite the lack of this type of empirical evidence that typically is necessary to justify marketing or advertising expenditures in other media, Genesis believes that the marked increases in advertising volume on the Internet indicate that the Internet is increasingly being accepted by advertisers as an advertising medium. However, Genesis believes that in the long term acceptance of the Internet as an advertising medium will require demonstrable effectiveness of the medium.

    If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for marketing and advertising, then Genesis's business, results of operations and financial condition would be materially adversely affected.

    TECHNICAL CONCERNS. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, lack of development of complementary products, such as high-speed modems and high-speed communication lines, implementation of competing technology, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, governmental regulation, or other reasons. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. The Internet infrastructure may not continue to be able to support the demands placed on it by this continued growth. Moreover, critical issues concerning the use of Internet solutions (including security, reliability, cost, ease of deployment and administration and quality of service) remain unresolved and may affect the growth of the use of such technologies to solve business problems. If critical issues concerning the viability of the Internet as a commercial marketplace are not resolved or if the necessary infrastructure is not developed, then Genesis's business, results of operations and financial condition will be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE IN GENESIS'S MARKETS

    The market for integrated multimedia marketing and business solutions is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions and evolving industry standards and practices. One or more of these could render Genesis's existing services and methodologies obsolete. Genesis's success will depend in part on its ability to keep pace with technological developments and emerging industry standards and to respond to its clients' requirements by enhancing its current products and services and developing and introducing new products and services. If Genesis fails to anticipate or respond rapidly to advances in technology and to adapt Genesis's future products and services appropriately, then its business, results of operations and financial condition could be materially adversely affected.

UNCERTAIN STRENGTH OF GENESIS BRAND

    Genesis believes that developing GenesisIntermedia.com brand recognition among businesses seeking marketing and business solutions in any of the media channels served by Genesis will be an important aspect of its efforts to attract clients. The importance of brand recognition will increase due to the increasing number of companies purporting to offer integrated multimedia marketing and business solutions to companies, including companies solely conducting eCommerce.

    Promoting and positioning the GenesisIntermedia.com brand will depend largely on the success of Genesis's marketing efforts and Genesis's ability to provide high-quality, reliable and cost-effective marketing and business solutions strategy consulting, analysis and design, technology development, implementation and integration, audience development and maintenance services. This will be particularly dependent on Genesis's ability to develop Internet and eCommerce solutions. If clients do not perceive Genesis's services as meeting their needs, or if Genesis fails to market those services effectively, then Genesis will be unsuccessful in maintaining and strengthening its brand.

    Furthermore, to promote the GenesisIntermedia.com brand in response to competitive pressures, Genesis may need to increase its marketing budget or to otherwise increase its financial commitment to creating and maintaining brand loyalty among clients. If Genesis fails to promote and maintain its brands, or incurs excessive expenses in an attempt to promote and maintain its brands, then Genesis's business, results of operations and financial condition will be materially adversely affected.

NATURE OF THE MARKETING INDUSTRY

    COMPETITIVE FACTORS. The worldwide marketing industry is characterized by extreme competition for products, customers and media access. Genesis's future in this industry will depend in part on, among other things:

    - its access to, and efficient management of, media time;

    - the introduction of successful products and the full exploitation of such products through not only direct marketing but also traditional retail marketing and other channels of distribution;

    - its ability to enhance its product lines and support product marketing and sales with efficient order fulfillment and customer services; and

    - its ability to successfully integrate the entities or businesses Genesis has acquired or may acquire into an efficient enterprise.

    CYCLICAL NATURE OF THE INDUSTRY. The marketing industry generally follows general economic conditions and changes in client business and marketing budgets. The United States economy has been consistently expanding for a number of years, but there is no guaranty that this will continue and global economic developments may lead to a slowing or end of such expansion. Genesis's business, financial condition and results of operations may be materially adversely affected by a downturn in general economic conditions in one or more markets or by changes in client business and marketing budgets.

DEPENDENCE ON THIRD-PARTY MANUFACTURERS AND SERVICE PROVIDERS

    Genesis has historically been dependent on third-party sources, both foreign and domestic, to manufacture all of its own products that it markets and to provide certain telemarketing services. Genesis also relies on third parties for physical fulfillment of its and its client's product orders.

    If Genesis is unable, either temporarily or permanently, to obtain a timely supply of product to fulfill sales orders for one of its own products or to satisfy orders for such products, then this would have a material adverse effect on Genesis's results of operations. Moreover, because the time from the initial approval of a product by Genesis's product development personnel to the first sale of such product is relatively short, Genesis's ability to cause its manufacturing sources to meet its production and order fulfillment deadlines at reasonable costs and produce a high-quality product or render quality service is important to its business. Genesis may not be able to successfully manage this process in such a way to maximize its sales of its products.

    In addition, Genesis retains title to its products while they are at third-party warehouses, or fulfillment centers, that process orders and ship product to fill these orders. Although Genesis maintains business interruption insurance and other insurance for its business, the termination of or adverse change in Genesis's relationship with any such fulfillment center or the partial or total loss to any of these facilities or Genesis's inventories stored there may have a material adverse effect upon Genesis's business, results of operations and financial condition.

DEPENDENCE ON MEDIA ACCESS

    MEDIA PURCHASE COMMITMENTS. Genesis has historically been dependent on having access to media time to televise its infomercials on cable networks, network affiliates and local stations. Media time is unavailable on an as-needed basis and must be purchased in advance. Genesis typically takes advantage of single time or spot purchases, but intends to consider long-term purchases when prudent. However, to date, Genesis's media purchases have been limited by its capital resources. For numerous reasons, including those outside Genesis's control, Genesis may not be able to purchase or renew media time on a desired basis or at favorable price levels.

    DEMANDS FOR AIR TIME AND CHANGES IN THE MARKETPLACE. Genesis purchases a significant amount of its media time from cable television and satellite networks. These cable television and satellite networks assemble programming for transmission to multiple and local cable system operators. These cable system operators may not be required to carry all of the network's programming. Genesis currently does not pay and is not paid for the "privilege" of being broadcast by these operators. It is possible that, if demand for air time grows, these operators will begin to charge Genesis to continue broadcasting Genesis's infomercials or limit the amount of time available for broadcast. Recently, larger multiple system operators have elected to change their operations by selling "dark" time (i.e., the hours during which a station does not broadcast its own programming).

    Significant increases in the cost of media time or significant decreases in Genesis's access to media time could have a material adverse effect on its results of operations. Even if Genesis secures media access, it may not be able to sell such time for Genesis's products or sell it to third parties on favorable terms, if at all. Genesis's programming may also not attract viewers and its products may not be accepted by consumers as anticipated by Genesis.

EFFECTIVE MANAGEMENT OF MEDIA TIME

    Genesis's ability to manage its media time is vitally important to its success in media sales. This media management function must also include a meaningful coordination between available marketing and available media time. Whenever Genesis makes advance purchases and commitments to purchase media time, any failure by Genesis to manage such media time effectively could have a material adverse effect on Genesis's results of operations. If Genesis is unable to utilize all of the media time it has acquired, it attempts to arrange to sell a portion of its media time to others. However, Genesis may not be able to use all of its media time or sell it to others and, if Genesis enters into long-term media contracts, Genesis may not be able to successfully negotiate extensions on terms favorable to Genesis. If Genesis is unable to extend one or more of such contracts on reasonable terms as they expire, then Genesis's business, results of operations and financial condition would be materially adversely affected.

DEPENDENCE ON INTELLECTUAL PROPERTY

    Genesis's success will depend in part on its ability to protect its proprietary rights and to operate without infringing on the proprietary rights of third parties. Genesis licenses the rights to John M. Gray, Ph.D.'s book Men Are From Mars, Women Are From Venus for creation and marketing of the video and audio products directly marketed by Genesis. Genesis also licenses the rights to produce and market other products, such as "Hawaiian Tropic" swimwear. Genesis is dependent upon the protection of these intellectual properties by their licensors and is responsible for protecting them as well.

    For the development of its marketing channel capabilities and technologies Genesis intends to rely upon unpatented trade secrets and know-how and on the expertise of its employees. Although Genesis believes that it has taken appropriate steps to protect its unpatented proprietary rights, including requiring that its employees and third parties who are granted access to its proprietary technology enter into confidentiality agreements with Genesis, these measures may not be sufficient to protect its rights against third parties. Likewise, others may independently develop or otherwise acquire unpatented technologies or products similar or superior to those of Genesis.

    Genesis may in the future be required to defend its intellectual property rights against infringement, duplication, discovery and misappropriation by third parties or to defend itself against third-party claims of infringement. These risks are increased by the fact that Genesis does not have any registered copyrights, trademarks or patents covering any of its proprietary technology and that Genesis generally licenses intellectual property from third parties. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, Genesis. An adverse determination could subject Genesis to significant liabilities to third parties, require Genesis to seek licenses from or pay royalties to third parties or require Genesis to develop appropriate alternative technology. Licenses may not be available on acceptable terms, or at all, and Genesis may not be able to develop alternate technology or products at an acceptable price, if at all. Any of these events could have a material adverse effect on Genesis's business, results of operations and financial condition.

LIMITED EXPERIENCE OF MANAGING UNDERWRITER

    The managing underwriter has had limited experience in acting as an underwriter in public offerings of securities. Commencing in September 1996, the managing underwriter has acted as an underwriter or a member of the selling group in seven public offerings. It acted as co-managing underwriter in four of such offerings and has participated in five private offerings. The managing underwriter has never previously acted as the managing underwriter of a public offering. This may adversely affect the proposed public offering of the common stock and the subsequent development of a trading market, if any, for Genesis's common stock.

CONTINUING INFLUENCE OF MILLENNIUM FINANCIAL OVER GENESIS

    Millennium Financial Group, Inc., the managing underwriter, will continue to have influence over Genesis following the offering. This influence results from the following factors:

    - Millennium will be able to appoint a member of the Board of Directors of Genesis for a five-year period.

    - Millennium has the right to have an observer present at all meetings of the Board of Directors of Genesis.

    - Millennium will receive warrants to purchase 200,000 shares of common stock, for a nominal consideration, exclusive of the over-allotment option.

    - Millennium can refuse to allow Genesis to sell or offer any securities over a 12-month period after the date of the prospectus.

    - Millennium has demand and "piggyback" registration rights with respect to its Genesis securities.


    - Millennium may refuse to allow Genesis to amend any material employment agreement, option agreement, or other agreement providing compensation to any officer, director, or principal shareholder over a 12-month period after the date of the prospectus.


These contractual arrangements and restrictions may have a significant adverse effect on Genesis's ability to obtain financing for the continuation of its business.

CONTROL BY PRINCIPAL STOCKHOLDER

    Substantially all of Genesis's common stock is owned by Ramy El-Batrawi. Upon consummation of the offering, Mr. El-Batrawi will own 57.56% of the outstanding shares of common stock. As a result, Mr. El-Batrawi will be able to exercise control over any matters requiring the vote of stockholders, including the election of Directors. This could delay or prevent a change in control of Genesis. In addition, Genesis's Certificate of Incorporation and Bylaws provide that Mr. El-Batrawi will not be deemed an "interested stockholder" under the Delaware General Corporation Law. As a result, unlike other stockholders whose attempts to obtain control of Genesis may be delayed or prevented by such law, Mr. El-Batrawi could increase his ownership and control over Genesis without such delay. This may have the effect of precluding or delaying the opportunity of minority stockholders to sell their common stock to interested purchasers other than Mr. El-Batrawi or may significantly reduce the offering price in any such transaction to compensate for the restrictions on such purchase and the uncertainty of Mr. El-Batrawi increasing his control.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    Genesis currently anticipates that its available cash resources and credit facilities, combined with the net proceeds to Genesis from this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements through 1999. However, Genesis may need to raise additional funds in order to support more rapid expansion, develop new and enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities, in which event additional cash might be required earlier. Genesis's future liquidity and capital requirements will depend upon numerous factors, including the success of Genesis's existing and new product and service offerings and competing technological and market developments.

    Genesis may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. Such additional funding, if needed, may not be available on terms acceptable to Genesis, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing may involve restrictive covenants, which may limit Genesis's operating flexibility with respect to certain business matters. Strategic arrangements, if necessary to raise additional funds, may require Genesis to relinquish its rights to certain of its intellectual property. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of Genesis will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of Genesis's common stock. If adequate funds are not available on acceptable terms, Genesis may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on Genesis's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information security or the convergence of traditional communications services with Internet communications. Congress has already held hearings on whether to regulate providers of services and transactions in the eCommerce market. The adoption of such laws and regulations could curtail the growth of the Internet and negatively affect client demand for Internet solutions that facilitate eCommerce. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Legal and regulatory changes to such laws intended to address these issues may reduce demand for Genesis's services, increase the cost of doing business, or in some other manner have a material adverse effect on Genesis's business, results of operations and financial condition.

CFTC INVESTIGATION

    Genesis may also be subject to regulation by the Commodity Futures Trading Commission (the "CFTC"), which regulates commodities trading. On November 14, 1997, the CFTC issued an Order authorizing certain persons to issue subpoenas and take depositions in a private investigation involving Jake Bernstein and MBH Commodity Advisors. Although the Order does not reference Genesis, its employees or affiliates, the CFTC has nonetheless requested that Genesis provide various documents arising out of Genesis's involvement in the production and marketing of an infomercial titled "Success and You" which promotes and markets a video series titled "Trade Your Way To Riches." The infomercial "Success and You" involves the marketing of videos which provide instruction regarding trading strategies. The CFTC has contended that, by virtue of its activities in producing and marketing the video, Genesis may be required to be registered in some capacity with the CFTC. In the event that the CFTC brings an enforcement action against Genesis by virtue of its failure to register, or against Trade Your Way to Riches, Inc. with whom Genesis does significant business and which is owned by Genesis's majority stockholder, any adverse determination or settlement in such action could materially adversely affect Genesis through, among other things, the imposition of fines and/or restrictions on business activities. The CFTC may still bring an enforcement action against Genesis. See "Business--Legal proceedings."

THIRD-PARTY LIABILITY

    Genesis from time to time may be, or may be joined as, a defendant in litigation brought against its clients by third parties, including, without limitation, claims brought by such clients' competitors, regulatory bodies or consumers, alleging that advertising claims made with respect to such client's products or services are false, deceptive or misleading, that such clients' products are defective or injurious or that marketing and communications materials created for such clients infringe on the proprietary rights of third parties. If, in such circumstances, Genesis is not insured under the terms of the insurance policies with its insurers or is not indemnified under the terms of its agreements with such clients (or such indemnification is unavailable) with respect to such claims, then the damages, costs, expenses or attorneys' fees arising from any such claims could have a material adverse effect on Genesis's, business, results of operations and financial condition. In addition, Genesis's contracts with clients sometimes require it to indemnify clients for claims brought by competitors or others claiming that advertisements or other communications infringe on intellectual property rights. Although Genesis maintains business insurance it believes is adequate for its operations, adequate insurance coverage in the future, or the insurance held by Genesis may not be sufficient if a significant adverse claim is made. Genesis does not maintain insurance designed specifically for advertising agency liability.

POTENTIAL LIABILITY TO CLIENTS

    Many of Genesis's consulting engagements involve the development, implementation and maintenance of applications that are critical to the operations of its clients' businesses. Genesis's failure or inability to meet a client's expectations in the performance of its services could injure Genesis's business reputation or result in a claim for substantial damages against Genesis, regardless of Genesis's responsibility for such failure. Genesis attempts to contractually limit its damages arising from negligent acts, errors, mistakes or omissions in rendering integrated multimedia solutions; however, there can be no assurance that these contractual protections will be enforceable in all instances or would otherwise protect Genesis from liability for damages. The successful assertion of one or more large claims against Genesis that are uninsured, exceed available insurance coverage or result in changes to Genesis's insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, could materially adversely affect Genesis's business, results of operations and financial condition.

YEAR 2000 RISK

    Genesis has completed a comprehensive review of its computer systems to identify all software applications that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999 (referred to as the "Year 2000" issue). Genesis is also continuing to monitor its computer systems and monitoring the adequacy of the processes and progress of third-party vendors of systems that may be affected by the Year 2000 issue. Genesis is dependent on third-party computer systems and applications, particularly with respect to such critical tasks as accounting, billing and buying, planning and paying for media. It also relies on its own computer systems. Genesis expects to complete its Year 2000 compliance program by mid-1999 and anticipates that its total expenditures on such program will not exceed $20,000. However, Genesis may experience cost overruns or delays in the future, which could have a material adverse effect on Genesis's business, results of operations and financial condition. While Genesis believes its procedures are designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, its efforts, or those of third parties with whom Genesis interacts, may not be satisfactorily completed in a timely fashion or may cost substantially more to remedy than the amount Genesis anticipates. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on Genesis's business, results of operations and financial condition.

NO DIVIDENDS

    Genesis has no current intention following its conversion to C corporation status to declare or pay dividends on its common stock, other than the approximately $2 million distribution out of the proceeds of this offering to its existing stockholders for the purpose of paying income taxes on undistributed S corporation earnings.

Genesis currently anticipates that it will retain any future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price of the common stock is substantially in excess of the net tangible book value per share. As a result, purchasers of common stock in this offering will experience immediate and substantial dilution of $5.10 per share. There are also a number of outstanding stock options to purchase common stock with exercise prices at the initial public offering price. To the extent such options are exercised, there will be further ownership dilution. Additionally, Genesis may issue additional shares, stock options and stock bonuses to the stockholders and employees of the companies it acquires in the future pursuant to its acquisition program, resulting in further substantial ownership dilution to investors participating in this offering.

MANAGEMENT'S DISCRETION OVER USE OF PROCEEDS

    Genesis's management will have broad discretion over the use of the proceeds from this offering. Management will be able to use the proceeds as it best sees fit to promote the growth and future business of Genesis. In the event that Genesis's management's determinations as to the proper use of the proceeds are unwise or do not bring the intended results, this may materially adversely affect Genesis's business, results of operations and financial condition.

BENEFIT TO EXISTING STOCKHOLDERS

    This offering is expected to create a public market for the common stock. The establishment of this public market and the substantial unrealized gain to such stockholders will benefit existing stockholders of Genesis. In addition, the existing stockholders will receive a $2 million dividend related to undistributed S corporation earnings.

ABSENCE OF PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the common stock, and an active trading market for the common stock may not develop or may not continue even if it develops. The initial public offering price of the common stock will be determined by negotiations between Genesis and the underwriters' representative and may not be indicative of the market price of the common stock following the offering. The market price of the common stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the common stock, differences between Genesis's actual financial or operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, marketing and communications budgets of clients, new statutes or regulations or changes in interpretations of existing statutes and regulations affecting Genesis's business, changes in general economic or market conditions and broad market fluctuations.

POSSIBLE ADVERSE IMPACT ON SHARE PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of common stock after the offering or the perception that such sales could occur could adversely affect the market price of the common stock and could impair Genesis's ability to raise capital through the equity markets. Following this offering, Genesis will have 5,060,000 shares of common stock outstanding (5,360,000 if the underwriters' over-allotment option is exercised in full). Of these, the 2,000,000 shares offered in this offering will be freely transferable without restriction or further registration under the Securities Act unless held by "affiliates" of Genesis. The remaining 3,060,000 outstanding shares of common stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act and subject to transfer restrictions. The directors, executive officers and certain other stockholders of Genesis holding 3,000,000 outstanding shares of common stock and options to purchase 350,000 shares of common stock, have agreed pursuant to Lock-Up Agreements that, for a period of one-year from the date of this prospectus, they will not, without the prior written consent of the underwriters' representative, offer, sell, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into, or exercisable or exchangeable for common stock, or grant any options or warrants to purchase common stock, except in certain circumstances. The underwriters' representative has informed Genesis that it has no current intention to release shares from the Lock-Up Agreements prior to expiration of the one-year term of such agreements. Any request for release would be evaluated by the underwriters' representative, and the decision whether or not to permit early release of stock would be made dependent upon the facts and circumstances existing at the time of the request. Beginning upon expiration of the Lock-Up Agreements, such shares will be eligible for sale pursuant to Rule 144 or Rule 701 under the Securities Act subject to the provisions of such rules and continued vesting. The remaining 60,000 restricted securities will be eligible for resale pursuant to Rule 144 in October 1999, subject to the volume, manner of sale and notice restrictions of Rule 144. Shares underlying an additional 50,000 outstanding options will be "restricted securities" upon issuance.

POSSIBLE ANTI-TAKEOVER EFFECTS

    Genesis's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock of Genesis and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock. Immediately following this offering, no shares of preferred stock will be outstanding, and Genesis has no present intention to issue any shares of preferred stock. However, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Genesis, which may depress the market value of the common stock.

ELIMINATION OF CUMULATIVE VOTING

    Section 2115 of the California Corporations Code requires that Genesis have cumulative voting in the election of directors. Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have Board representation by allowing such stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled and to "cumulate" those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of Board representation on a percentage basis equal to their stock holding, where under straight voting such stockholders may receive less or no Board representation. Upon the first annual meeting of stockholders at which Genesis has 800 or more holders of its common stock, the cumulative voting rights of stockholders granted under California law will cease. The termination of this right will have the effect of making it more difficult for minority stockholders to obtain representation on the Board of Directors.

                                USE OF PROCEEDS

    The net proceeds to Genesis from this offering, assuming an initial public offering price of $8.50 per share (after deducting applicable underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by Genesis), are estimated to be approximately $14.63 million. Genesis intends to use the proceeds as set forth in the following table. All amounts in the table are approximate and the actual uses may vary, depending on a number of factors, including management determinations and business developments.

                                                                                           NET       PERCENTAGE OF
USE                                                                                     PROCEEDS     NET PROCEEDS
------------------------------------------------------------------------------------  -------------  -------------
Repayment of debt...................................................................  $     500,000         3.42%
S corporation distribution..........................................................      2,000,000        13.67
Kiosk development/deployment........................................................      2,000,000        13.67
Expansion of operations.............................................................      2,000,000        13.67
Development and acquisition of new products.........................................      1,000,000         6.84
AniMagic asset acquisition..........................................................        150,000         1.03
Acquisitions........................................................................      4,980,000        34.04
General corporate purposes..........................................................      2,000,000        13.67
                                                                                      -------------       ------
                                                                                      -------------       ------
    Total...........................................................................  $  14,630,000       100.00%

    As of September 30, 1998, there was an aggregate of $322,399 outstanding under Genesis's credit facilities, which bore interest at the lender's "prime rate" plus 2.90% per annum. The approximately $2 million distribution to existing stockholders is to pay income taxes on undistributed S corporation earnings. Genesis anticipates using the approximately $2 million for kiosk development/deployment over 18 months to develop and deploy interactive multimedia kiosks in regional shopping malls across the United States and other entertainment centers. Genesis intends to expand its operations in 1998 through the lease or acquisition of additional space for telephone service representatives and supporting infrastructure. Other expenditures for expansion of operations are expected to include expenses associated with technology enhancement and development and new employee hirings. Except for the AniMagic Corporation acquisition, Genesis has not identified any other specific acquisition targets. Genesis intends to invest the proceeds of the offering in short-term U.S. government obligations pending their ultimate use.

                                DIVIDEND POLICY

    Genesis has no current intention following its conversion to C corporation status to declare or pay dividends on its common stock, other than the approximately $2 million distribution out of the proceeds of the offering to its existing stockholders for the purpose of paying income taxes on undistributed S corporation earnings. Genesis currently anticipates that it will retain any future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of Genesis's Board and will depend upon, among other factors, Genesis's results of operations, financial condition, capital requirements and contractual restrictions pursuant to Genesis's credit facilities.

                                 CAPITALIZATION

    The following table sets forth our capitalization (1) as of September 30, 1998; (2) on a pro forma basis to give effect to the acquisition of certain assets of Vision Digital Communications, Inc. and the surrender of 1,000,000 shares of common stock; and (3) on a pro forma basis as adjusted to give effect to the receipt of net proceeds from the sale of 2,000,000 shares of common stock after deducting underwriting discounts and commissions and estimated offering expenses. The adjustments for the pro forma presentation and for the adjusted pro forma presentation are described in detail in the introductory narrative to the Summary Financial Data on pages 5 and 6.

                                                                SEPTEMBER 30, 1998
                                                    ------------------------------------------
                                                       ACTUAL      PRO FORMA     AS ADJUSTED
                                                    ------------  ------------  --------------

Long term debt....................................  $    884,572   $1,084,572    $  1,084,572
                                                    ------------  ------------  --------------

Stockholders' equity

  Common stock, $.001 par value 25,000,000 shares
    authorized 4,000,000, 3,060,000 and 5,060,000,
    respectively, shares issued and outstanding...         4,000        3,060           5,060

Additional paid-in capital........................       920,582    1,521,522      17,263,776

Retained earnings(1)..............................     3,114,254    3,114,254         --
                                                    ------------  ------------  --------------

  Total stockholders' equity......................     4,038,836    4,638,836      17,268,836
                                                    ------------  ------------  --------------

  Total capitalization............................  $  4,923,408   $5,723,408    $ 18,353,408
                                                    ------------  ------------  --------------
                                                    ------------  ------------  --------------

------------------------

(1) In accordance with Staff Accounting Bulletin Topic 4B, any undistributed earnings remaining in the S corporation at the time the S corporation election is revoked are treated as additional paid-in capital by the stockholders of the S corporation.

                                    DILUTION

    On a pro forma basis at September 30, 1998, there were 3,060,000 shares of our common stock outstanding, having a net tangible book value per share of $1.49. Net tangible book value per share represents the amount of Genesis's total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

    After giving effect to the sale of the 2,000,000 shares of our common stock under this offering at an assumed price of $8.50 per share and the application of the net proceeds, there would be a total of 5,060,000 shares of common stock outstanding with a net tangible book value of $3.40 per share. This would represent an immediate increase in net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $5.10 per share to new investors. Dilution is determined by subtracting net tangible book value per share after the offering (after taking into account the $2,000,000 distribution of undistributed S corporation earnings) from the amount paid by new investors per share of common stock. The following table illustrates the per share dilution:

Initial public offering price per share......................             $    8.50
  Net tangible book value per share as of September 30,
    1998.....................................................  $    1.49
  Increase attributable to new investors.....................       1.91
                                                               ---------

Pro forma net tangible book value per share after this
  offering...................................................                  3.40
                                                                          ---------

Dilution per share to new investors..........................             $    5.10
                                                                          ---------
                                                                          ---------

    The following table summarizes on a pro forma basis as of September 30, 1998 the difference between the existing stockholders and the new investors with respect to the number of shares of common stock purchased in this offering, the total consideration paid and the average price per share:

                                SHARES PURCHASED       TOTAL CONSIDERATION
                              ---------------------  ------------------------  AVERAGE PRICE
                                NUMBER     PERCENT      AMOUNT       PERCENT     PER SHARE
                              ----------  ---------  -------------  ---------  -------------
Existing stockholders.......   3,060,000      60.47% $   1,524,582       8.23%   $    0.50
New investors...............   2,000,000      39.53%    17,000,000      91.77%   $    8.50
                              ----------  ---------  -------------  ---------

  Total.....................   5,060,000     100.00% $  18,524,582     100.00%
                              ----------  ---------  -------------  ---------
                              ----------  ---------  -------------  ---------

    The preceding table assumes no exercise of any stock options outstanding as of November 30, 1998. As of November 30, 1998, there were options outstanding to purchase a total of 400,000 shares of common stock, with a weighted average exercise price of $8.63 per share. If all options outstanding as of November 30, 1998 had been exercised as of such date, the dilution per share to new investors in the offering would be $4.72. On October 1, 1998, Genesis adopted the Genesis Intermedia.com, Inc. 1998 Stock Incentive Program pursuant to which 500,000 shares of common stock were reserved for issuance. Options with respect to 350,000 of such shares have been granted and are currently outstanding. To the extent that options are granted and subsequently exercised or shares are issued under the Program, new investors may experience further dilution.

                            SELECTED FINANCIAL DATA

    Genesis is providing the following selected financial data to aid investors in their analysis of this potential investment. This information was derived from (1) our 1997 and 1996 historical financial statements and (2) our internally prepared unaudited financial statements for the years ended December 31, 1995 and 1994, and the nine-month periods ended September 30, 1998 and 1997. Our financial statements as of December 31, 1997 and 1996 with the notes thereto and the related reports of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, together with our internally prepared unaudited financial statements for the nine-month periods ended September 30, 1998 and 1997 are included elsewhere in the prospectus. Our unaudited financial statements, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for the unaudited interim periods. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" at page 27 and our financial statements and related notes included elsewhere in the prospectus.


                                                                   YEARS ENDED DECEMBER 31,                  NINE MONTHS ENDED
                                                      --------------------------------------------------       SEPTEMBER 30,
                                                                         1995         1996       1997     ------------------------
                                                                     -------------  ---------  ---------     1997         1998
                                                                      (UNAUDITED)                         -----------  -----------
                                                          1994                                            (UNAUDITED)  (UNAUDITED)
                                                      -------------
                                                       (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenue
  Media sales--affiliate............................    $  --          $  --        $  --      $   7,412   $   5,643    $   3,043
  Product sales.....................................          149          8,268       13,152      8,252       4,854        3,566
  Commissions and royalties--affiliate..............       --             --           --            745         118        1,789
  Commissions and royalties.........................          183            325           79      1,735       1,085          966
  Other.............................................       --                 72        1,111         20          24           14
                                                           ------         ------    ---------  ---------  -----------  -----------
    Total net revenue...............................          332          8,665       14,342     18,164      11,724        9,378
Operating costs and expenses
  Media purchases...................................       --             --           --          6,445       4,796        2,583
  Direct costs......................................           53          1,264        1,842        713         504          300
  Selling, general and administrative...............          428          7,290       12,114      8,571       5,627        5,618
                                                           ------         ------    ---------  ---------  -----------  -----------
    Total operating costs and expenses..............          481          8,554       13,956     15,729      10,927        8,501
                                                           ------         ------    ---------  ---------  -----------  -----------
Income (loss) from operations.......................         (149)           111          386      2,435         797          877
Interest expense....................................            2             18       --             33          14           72
                                                           ------         ------    ---------  ---------  -----------  -----------
Income before taxes.................................         (151)            93          386      2,402         783          805
Income taxes........................................       --             --           --             35          20           10
                                                           ------         ------    ---------  ---------  -----------  -----------
Net income (loss)...................................    $    (151)     $      93    $     386  $   2,367   $     763    $     795
                                                           ------         ------    ---------  ---------  -----------  -----------
                                                           ------         ------    ---------  ---------  -----------  -----------
Basic earnings (loss) per share.....................    $   (0.04)     $    0.02    $    0.10  $    0.61   $    0.20    $    0.20
                                                           ------         ------    ---------  ---------  -----------  -----------
                                                           ------         ------    ---------  ---------  -----------  -----------
Diluted earnings (loss) per share...................    $   (0.04)     $    0.02    $    0.10  $    0.61   $    0.20    $    0.20
                                                           ------         ------    ---------  ---------  -----------  -----------
                                                           ------         ------    ---------  ---------  -----------  -----------
Weighted average shares outstanding.................        3,883          3,883        3,883      3,884       3,883        4,000
                                                           ------         ------    ---------  ---------  -----------  -----------
                                                           ------         ------    ---------  ---------  -----------  -----------
PRO FORMA
Income before taxes.................................    $    (151)     $      93    $     386  $   2,402   $     783    $     805
Pro forma income taxes(3)...........................       --             --              154        961         313          322
                                                           ------         ------    ---------  ---------  -----------  -----------
Pro forma net income (loss).........................    $    (151)     $      93    $     232  $   1,441   $     470    $     483
                                                           ------         ------    ---------  ---------  -----------  -----------
                                                           ------         ------    ---------  ---------  -----------  -----------
Pro forma basic earnings (loss) per share...........    $   (0.04)     $    0.02    $    0.06  $    0.37   $    0.12    $    0.12
                                                           ------         ------    ---------  ---------  -----------  -----------
                                                           ------         ------    ---------  ---------  -----------  -----------
Pro forma diluted earnings (loss) per share.........    $   (0.04)     $    0.02    $    0.06  $    0.37   $    0.12    $    0.12
                                                           ------         ------    ---------  ---------  -----------  -----------
                                                           ------         ------    ---------  ---------  -----------  -----------

                                                             AS OF DECEMBER 31,
                                         ----------------------------------------------------------
                                                                                            1997
                                                                                          ---------     AS OF SEPTEMBER 30, 1998
                                                                                                     ------------------------------
                                             1994            1995             1996                      ACTUAL       PRO FORMA(1)
                                         -------------  ---------------  ---------------             -------------  ---------------
                                          (UNAUDITED)     (UNAUDITED)      (UNAUDITED)                (UNAUDITED)     (UNAUDITED)
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)..............    $      58       $     (53)       $     334     $   3,037    $   3,312       $   3,352
Current assets.........................          176             390              708         5,523        6,585           6,795
Total assets...........................          226             409              726         6,714        8,197           9,167
Current liabilities....................          118             443              374         2,486        3,273           3,443
Long-term debt.........................          237          --               --               609          885           1,085
Stockholders' equity (deficit).........         (129)            (34)             352         3,619        4,039           4,639


                                            PRO FORMA
                                         AS ADJUSTED(2)


BALANCE SHEET DATA:
Working capital (deficit)..............     $  15,982
Current assets.........................        18,925
Total assets...........................        21,297
Current liabilities....................         2,943
Long-term debt.........................         1,085
Stockholders' equity (deficit).........        17,269


                       (see footnotes on following page)

------------------------------
(1) Adjusted to give effect to the acquisition of certain assets of Vision Digital Communications, Inc. Genesis purchased current assets, equipment and intangible assets of $210,000, $750,000 and $10,000, respectively, in exchange for 60,000 shares of common stock valued at $600,000 plus the assumption of short-term obligations and long-term debt of $170,000 and $200,000, respectively. Genesis has granted the seller options to purchase up to an additional 50,000 shares of common stock at a weighted average exercise price of $9.57 per share. Such options are exercisable if the acquired division meets certain targeted levels of total revenue over a three-year period. The options will expire at the end of such three-year period. Also adjusted to give effect to the surrender of an aggregate of 1,000,000 shares of common stock by the two principal stockholders on November 1, 1998.

(2) Adjusted to give effect to (a) the items discussed in Note (1) above; and
    (b) the sale of 2,000,000 shares of common stock offered by Genesis in the offering at an assumed initial public offering price of $8.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by Genesis and the application of the estimated net proceeds, including the use of $500,000 to repay amounts owed under two notes payable agreements and a $2,000,000 distribution of undistributed S corporation earnings to be used to pay federal and state income taxes on income that was passed through to the individual stockholders. See "Use of Proceeds" and "Capitalization."

(3) Genesis is currently taxed as an S corporation whereby Genesis's taxable income is passed through to its individual stockholders who are responsible for paying federal and state income taxes on their portion of Genesis's taxable income. Shortly before the closing of the initial public offering, Genesis will terminate its status as an S corporation and will be subject to federal and additional state income taxes thereafter. The pro forma information reflects Genesis's net income (loss) and earnings per share as if Genesis were taxed as a C corporation. The income tax rate used is 40% which approximates the federal and state income tax rates for the respective periods. See Note 8 to the financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. GENESIS'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" BEGINNING AT PAGE 7.

OVERVIEW

    We are an integrated marketing and business solutions provider that utilizes conventional media and interactive and emerging multimedia technologies. Incorporated on October 28, 1993, we did not commence substantial operations until 1994. From inception until June 1997, we devoted substantially all our resources to selling products we owned or had purchased rights to sell through conventional marketing methods. We sold these products to the general public through the use of infomercials, radio advertisements, print media and retail outlets. A substantial portion of our product revenue has come from our "Men Are From Mars, Women Are From Venus" product series authored by John Gray, Ph.D. Prior to June 1997, we contracted with an unrelated third party to administer our product sales, including buying media time, managing inventory levels and contracting order fulfillment. For these services, we paid the third party an administrative fee and a share of the profits generated from the product sales.

    In June 1997, we brought the operations of our product sales in-house, which resulted in the hiring of additional personnel and buying an office building. This allowed us to better manage the profitability of our product sales and also gave us the resources to expand our products and services. Since moving into our corporate office building in July 1997, we have increased the number of products we sell, established outbound telemarketing services to sell our products, as well as products of other companies, and established a media sales department that sells media time to other companies as well as buys media time for our own products at a 10-15% discount. We were also able to focus our advertising on markets that yielded higher responses, which significantly reduced advertising costs.

    During the later part of 1997, after creating a strong infrastructure, we began contracting with other companies to sell their products via our outbound telemarketing capabilities. We are given a database of customer names and telephone numbers from the contracting company and receive a sales commission ranging from 35% to 70%. To date, a significant portion of the commission revenue generated from selling other companies' products has come from selling products based on Jake Bernstein's "Trade Your Way to Riches" program. A company owned by our majority stockholder owns the rights to this program.

    In addition, we keep a database of customers who have purchased our products and then sell additional related products to these customers through our outbound telemarketing capabilities. We have also been able to generate revenue from the sale of customer names in our database to unrelated third parties.

    In July 1998, we formed our Genesis Intermedia, Inc. subsidiary and hired key personnel experienced in creating interactive multimedia business solutions for companies. This subsidiary uses existing non-proprietary technologies, proprietary interactive multimedia technologies and its expertise in marketing to develop and deploy creative multimedia solutions tailored to each of its client's marketing needs. Genesis Intermedia uses a variety of interactive delivery platforms including intranets, extranets, web sites, interactive publicly accessible kiosks, CD-ROM and DVD-ROM/RAM. We design such solutions to provide targeted consumers with an innovative introduction to our client's products or services. Such solutions are intended to attract and hold the attention of our client's target audience while conforming to or strengthening our client's brand image. Each multimedia solution enables our client to improve its business processes and to promote and sell its products or services to large target markets more efficiently and effectively than is possible through conventional media. To date, revenue generated by the Genesis Intermedia subsidiary has not been significant.

    Historically, our sales have generally been seasonal, reflecting the media buying patterns of advertisers and are concentrated in the second and fourth quarters. The third quarter has historically been the slowest quarter of the year. During the third quarter of 1998, we took advantage of this slow period by focusing our efforts on identifying and acquiring additional products we can sell during the fourth quarter of 1998 and during all of 1999. We were successful in adding four new telemarketing campaigns and a total of 13 new products to our existing product line. While our revenues in the first nine months in 1998 were below the same period in 1997, as a result of decreased media purchases in the period, net income for the nine months increased over the same period in 1997.

    We recently completed the acquisition of certain assets of Vision Digital Communications, Inc., a company that places interactive kiosks in shopping malls. In addition, we have signed a letter of intent to acquire AniMagic Corporation, an interactive technology company. AniMagic is currently in bankruptcy and the ultimate acquisition is dependent upon bankruptcy court approval, which we anticipate receiving by the end of the first quarter of 1999. We will continue to evaluate acquisition opportunities that will enable us to expand our core multimedia marketing capabilities, our product offerings and the geographic scope of our operations. We plan to acquire well-regarded niche companies or leaders in specific marketing and communications disciplines as well as products which we believe have strong earnings potential. We will also review joint venture and strategic alliance possibilities.

    Genesis has four primary revenue generating sources:

1. INTEGRATED MARKETING AND BUSINESS SOLUTIONS. We will expand the types of business and marketing solutions offered to our clients. We have historically utilized conventional media to fulfill our clients' marketing needs. More recently, we have focused on providing innovative multimedia solutions to our clients who conduct business through eCommerce such as the Internet, interactive kiosks, CD-ROM and DVD-ROM/RAM.

2. PROPRIETARY PRODUCTS. We will continue to expand the products we sell through infomercials, radio, print media and retail outlets. We also plan to expand our outbound telemarketing capabilities to sell our products and products of other companies.

3. PUBLIC ACCESS COMMUNICATIONS NETWORKS. We plan to place interactive kiosks in regional shopping malls throughout the United States and other entertainment centers. These kiosks will enable merchants to communicate directly with their customers, to learn more about their customers and to deliver consistent marketing messages in a variety of locations. In addition, these kiosks will expose retail shoppers to eCommerce and integrate the physical shopping experience with interactive options. We will earn revenue from the sale of advertising space and a percentage of the merchandise sales made through the kiosks. Based upon our negotiations with management companies managing regional shopping malls in various regions in the United States and the prospect for deploying a network of kiosks that may attract national advertising revenue, we expect these kiosks to generate significant revenue in the future.

4. AUDIO AND VISUAL STREAMING AND DOWNLOAD TECHNOLOGY. We have technology that provides the structure for direct application on the Internet of interactive multimedia technologies, such as music, movies and combined audio and visual special effects. We will sell advertising space and will also receive transactional fees from customers downloading the various products offered by us. To date, we have not generated any such revenue from this streaming and downloading technology.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1998 VS. NINE MONTHS ENDED SEPTEMBER 30,
     1997


                                                                             NINE MONTHS ENDED
                                                                                                     PERCENTAGE OF NET
                                                                                                          REVENUE
                                                                               SEPTEMBER 30,        --------------------
                                                                          ------------------------    1997       1998
                                                                                          1998      ---------  ---------
                                                                                       -----------
                                                                                       (UNAUDITED)
                                                                             1997
                                                                          -----------
                                                                          (UNAUDITED)
                                                                               (IN THOUSANDS)
NET REVENUE
  Media sales--affiliate................................................   $   5,643    $   3,043        48.1%      32.4%
  Product sales.........................................................       4,854        3,566        41.4%      38.0%
  Commissions and royalties--affiliate..................................         118        1,789         1.0%      19.1%
  Commissions and royalties.............................................       1,085          966         9.3%      10.3%
  Other.................................................................          24           14         0.2%       0.2%
                                                                          -----------  -----------  ---------  ---------
    Total net revenue...................................................      11,724        9,378       100.0%     100.0%
OPERATING COSTS AND EXPENSES
  Media purchases.......................................................       4,796        2,583        40.9%      27.5%
  Direct costs..........................................................         504          300         4.3%       3.2%
  Selling, general and administrative...................................       5,627        5,618        48.0%      59.9%
                                                                          -----------  -----------  ---------  ---------
    Total operating costs and expenses..................................      10,927        8,501        93.2%      90.6%
                                                                          -----------  -----------  ---------  ---------
INCOME FROM OPERATIONS..................................................         797          877         6.8%       9.4%
Interest expense........................................................          14           72         0.1%       0.8%
                                                                          -----------  -----------  ---------  ---------
Income before taxes.....................................................         783          805         6.7%       8.6%
Income taxes............................................................          20           10         0.2%       0.1%
                                                                          -----------  -----------  ---------  ---------
Net Income..............................................................   $     763    $     795         6.5%       8.5%
                                                                          -----------  -----------  ---------  ---------
                                                                          -----------  -----------  ---------  ---------


    Revenues for the nine months ended September 30, 1998 decreased by $2,346,000 or 20.0% from $11,724,000 for the nine months ended September 30, 1997 to $9,378,000 for the same period in 1998. The decrease in revenue was due to the following:


    - Commissions and royalties--affiliate increased $1,671,000 principally from commissions received from the sale of mentoring programs where clients of the "Trade Your Way to Riches" products have unlimited access during business hours for periods ranging from three to 12 months to "mentors" who can help the clients understand and utilize the audio and video tapes and materials; and


    - Media sales to a company owed by our majority stockholder decreased $2,600,000 as a result of this company purchasing less media time and focusing more on outbound telemarketing sales; and

    - Product sales decreased $1,288,000 principally as a result of focusing our efforts during the third quarter of 1998 to expand our product line by identifying and acquiring new products to sell.

    Media purchases for the nine months ended September 30, 1998 decreased by $2,213,000 or 46.1% from $4,796,000 for the nine months ended September 30, 1997 to $2,583,000 for the same period in 1998. The decrease was due to less media time sold to a company owned by our majority stockholder. We sold media at a mark-up of approximately 15%, the standard industry mark-up, for both periods.

    Direct costs for the nine months ended September 30, 1998 decreased by $204,000 or 40.5% from $504,000 for the nine months ended September 30, 1997 to $300,000 for the same period in 1998. The decrease was due to direct costs being approximately 8% of product sales for the nine months ended September 30, 1998 compared to 10% for the same period in 1997. Prior to June 1997, we contracted the marketing, promotion, media purchases and administration of our products with an unrelated third party. Beginning in June 1997, we brought these functions in-house and we were able to reduce direct costs, among other things, by better management of inventory, reducing the cost of the third-party fulfillment houses, and taking advantage of quantity purchases.

    Selling, general and administrative expenses for the nine months ended September 30, 1998 decreased by $9,000 or 0.1% from $5,627,000 for the nine months ended September 30, 1997 to $5,618,000 for the same period in 1998. The decrease was due principally to an increase in payroll and travel and entertainment of $1,321,000 and $70,000, respectively, offset by a decrease of $1,169,000 and $320,000 in advertising and telemarketing expenses, respectively. As a result of bringing the operation of the product sales in-house, payroll costs increased significantly, not only to staff the operations previously administered by the third party, but also to staff our expanding operations. Travel and entertainment increased as a result of our personnel attending more trade shows. In June 1997, we began purchasing media and other advertising for third parties, which allowed us to purchase media for our own products at a 10-15% discount. In addition, in 1998, after evaluating the expected future benefit of our capitalized direct-response advertising costs, we extended the amortization period from seven to 12 months for all costs capitalized in 1998. This change resulted in a reduction of advertising expense of approximately $143,000 for the nine months ended September 30, 1998. In addition, because we brought the operations in-house in June 1997, we were also able to reduce our telemarketing costs by negotiating better long-distance phone rates.

    Interest expense for the nine months ended September 30, 1998 increased by $58,000 or 414.3% from $14,000 for the nine months ended September 30, 1997 to $72,000 for the same period in 1998. The increase in interest expense was due to the issuance of three notes payable for the purchase of an automobile and the corporate office building, the line of credit and capitalized lease obligations.

    Income taxes for the nine months ended September 30, 1998 decreased by $10,000 or 50% from $20,000 for the nine months ended September 30, 1997 to $10,000 for the same period in 1998. We are an S corporation resulting in the income being reported on the personal income tax returns of our stockholders. The income tax expense represents a state franchise tax charged to S corporations in the State of California.

    Net income for the nine months ended September 30, 1998 increased by $32,000 or 4.2% from $763,000 for the nine months ended September 30, 1997 to $795,000 for the same period in 1998. Net income for the nine months ended September 30, 1998 increased only slightly from the same period in 1997. However, the decrease in media sales which have a low margin was offset by an increase in commissions and royalties which have a higher margin. Product sales also decreased, but this decrease was offset by lower advertising and telemarketing costs.

    YEAR ENDED DECEMBER 31, 1997 VS. YEAR ENDED DECEMBER 31, 1996


                                                                                                     PERCENTAGE OF NET
                                                                          YEAR ENDED DECEMBER 31,         REVENUE
                                                                          ------------------------  --------------------
                                                                             1996         1997        1996       1997
                                                                          -----------  -----------  ---------  ---------
                                                                               (IN THOUSANDS)
NET REVENUE
  Media sales--affiliate................................................  $   --       $     7,412        0.0%      40.8%
  Product sales.........................................................       13,152        8,252       91.7%      45.4%
  Commissions and royalties--affiliate..................................      --               745     --            4.1%
  Commissions and royalties.............................................           79        1,735        0.6%       9.6%
  Other.................................................................        1,111           20        7.7%       0.1%
                                                                          -----------  -----------  ---------  ---------
    Total net revenue...................................................       14,342       18,164      100.0%     100.0%
OPERATING COSTS AND EXPENSES
  Media purchases.......................................................      --             6,445        0.0%      35.5%
  Direct costs..........................................................        1,842          713       12.8%       3.9%
  Selling, general and administrative...................................       12,114        8,571       84.5%      47.2%
                                                                          -----------  -----------  ---------  ---------
    Total operating costs and expenses..................................       13,956       15,729       97.3%      86.6%
                                                                          -----------  -----------  ---------  ---------
INCOME FROM OPERATIONS..................................................          386        2,435        2.7%      13.4%
Interest expense........................................................      --                33        0.0%       0.2%
                                                                          -----------  -----------  ---------  ---------
Income before taxes.....................................................          386        2,402        2.7%      13.2%
Income taxes............................................................      --                35        0.0%       0.2%
                                                                          -----------  -----------  ---------  ---------
Net Income..............................................................  $       386  $     2,367        2.7%      13.0%
                                                                          -----------  -----------  ---------  ---------
                                                                          -----------  -----------  ---------  ---------


    Revenues for the year ended December 31, 1997 increased by $3,822,000 or 26.7% from $14,342,000 for the year ended December 31, 1996 to $18,164,000 for the same period in 1997. The increase in revenue was due to the following:

    - Media sales increased by $7,412,000 as a result of our beginning to resell media purchased at a standardized industry mark-up to a company owned by our majority stockholder. There were no such media sales for the year ended December 31, 1996;


    - Commissions and royalties--affiliate increased $745,000 due to increased commissions received from the sale of mentoring services for a company owned by our majority stockholder; and



    - Commissions and royalties increased $1,656,000 principally from sales of customer names to an unrelated third party totaling $689,000 and an increase in royalty income totaling $880,000.


    - Product sales decreased by $4,900,000 or 37% due to the expansion of our operations, including outbound telemarketing for and the sale of media to third parties. The expansion of our operations caused us to focus more on providing business solutions for other companies; and

    - Other revenue decreased by $1,091,000 due to the discontinuance of joint venture agreements that resulted in $1,111,000 of revenue for the year ended December 31, 1996. We had entered into joint venture agreements where we received a percentage of the operating profits from the sale of certain products. These agreements were discontinued in early 1997.

    Media purchases for the year ended December 31, 1997 increased by $6,445,000 from $0 for the year ended December 31, 1996 to $6,445,000 for the same period in 1997. The increase was due to our beginning to sell media time to a company owned by our majority stockholder in 1997. We sold media at a mark-up of approximately 15%, the standard industry mark-up, for the year ended December 31, 1997.

    Direct costs for the year ended December 31, 1997 decreased by $1,129,000 or 61.3% from $1,842,000 for the year ended December 31, 1996 to $713,000 for the same period in 1997. The decrease was due to product sales decreasing by approximately 37% as discussed above. Direct costs as a percentage of product sales was approximately 14% for the year ended December 31, 1996 compared to approximately 9% for the same period in 1997. Prior to June 1997, we contracted the marketing, promotion, media purchases and administration of our product sales with an unrelated third party. Beginning in June 1997, we brought these functions in-house and we were able to reduce direct costs, among other things, by better management of inventory, reducing the cost of the third-party fulfillment houses and taking advantage of quantity purchases.

    Selling, general and administrative expenses for the year ended December 31, 1997 decreased by $3,543,000 or 29.3% from $12,114,000 for the year ended December 31, 1996 to $8,571,000 for the same period in 1997. The decrease was due principally to a decrease in advertising costs of $3,283,000. In June 1997, we began purchasing media and other advertising for third parties, which allowed us to purchase media for our own products at a 10-15% discount. In addition, we were better able to focus our media purchases on those markets and time slots that yielded the maximum benefit. As a result of being able to purchase media at a discount and purchasing media only in those markets that produce maximum results, we were able to significantly reduce advertising costs.

    Interest expense for the year ended December 31, 1997 increased by $33,000 from $0 for the year ended December 31, 1996 to $33,000 for the same period in 1997. The increase in interest expense was due to the issuance of two notes payable in the third quarter of 1997 for the purchase of an automobile and our corporate office building.

    Income taxes for the year ended December 31, 1997 increased by $35,000 from $0 for the year ended December 31, 1996 to $35,000 for the same period in 1997. We are an S corporation resulting in the income being reported on the personal income tax returns of our stockholders. The income tax expense represents a state franchise tax charged to S corporations in the State of California. We did not have any operations in the State of California in 1996, and accordingly, we were not subject to this franchise tax.

    Net income for the year ended December 31, 1997 increased by $1,981,000 or 513.2% from $386,000 for the year ended December 31, 1996 to $2,367,000 for the same period in 1997. The increase in net income was principally due to the increased revenue, increased margins on the sale of our products and a decrease in advertising expense.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations initially from cash generated from operations. More recently, we have financed operations through the sale of common stock, a long-term mortgage and a line of credit. In July 1997, we purchased an office building in Studio City, California with cash and a Small Business Administration loan in the amount of $583,000. This loan is being repaid with monthly payments of $5,823 over 25 years. In December 1997, we sold 116,504 shares of common stock to Dr. Gray for $900,000. In January 1998 and April 1998, we obtained two short-term loans from an unrelated third party for $300,000 and $200,000, respectively. These loans bear interest at the rate of 8% per annum and are due on January 30, 1999. In addition, in June 1997, we obtained a $750,000 line of credit from a major financial institution that is collateralized by substantially all the Company's assets, except our office building, and the loan is guaranteed by our majority stockholder. As of September 30, 1998, we had $427,601 available to borrow under our line of credit agreement. In August 1998, we obtained a working capital loan in the amount of $300,000 collateralized by a second trust deed on our land and office building.

    During the nine months ended September 30, 1998 and the year ended December 31, 1997, we spent $266,759 and $1,210,846, respectively, on capital expenditures and provided (used) $172,508 and $(310,168), respectively, in operations. In addition to capital expenditures, we spent a significant amount of capital on the purchase of media. The purchase of media time is capital intensive because media time, unavailable on an as-needed basis, must be purchased in advance. We believe that media sales will become more profitable when we have more capital available to purchase larger blocks of time.

    We expect to use a portion of the proceeds from this offering to expand our product lines, expand our telemarketing division, make strategic acquisitions, and repay certain short-term obligations, as well as for working capital and general corporate purposes. We anticipate spending $2 million over the next 18 months to develop and deploy interactive multimedia kiosks in regional shopping malls across the United States and in other entertainment centers. See "Use of Proceeds." Pursuant to our employment agreements with Mr. El-Batrawi, as well as two employees retained as a result of the acquisition of certain of the assets of Vision Digital Communications, Inc., we are committed to paying annual salaries totalling $418,000 in each of the next three years and $250,000 in the year 2002 and for the nine months ended September 30, 2003.

    We believe that the net proceeds of this offering, together with available funds, existing credit facilities and the cash flow expected to be generated from operations, will be adequate to satisfy our current and planned operations through the end of 1999.

SEASONALITY

    Our revenues generally reflect the media buying patterns of advertisers and are concentrated in the second and fourth quarters of the year.

YEAR 2000 COMPLIANCE

    We have completed a comprehensive review of our computer systems to identify all software applications that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999 (referred to as the "Year 2000" issue). We are also continuing to monitor our computer systems and we are monitoring the adequacy of the processes and progress of third-party vendors of systems that may be affected by the Year 2000 issue. We are dependent on third-party computer systems and applications, particularly with respect to such critical tasks as accounting, billing and buying, planning and paying for media. We also rely on our own computer systems. Genesis expects to complete its Year 2000 compliance program by mid-1999 and anticipates that its total expenditures on such program will not exceed $20,000. However, we may experience cost overruns or delays in the future, which could have a material adverse effect on our business, results of operations and financial condition. While we believe our procedures are designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, our efforts, or those of third parties with whom we interact, may not be satisfactorily completed in a timely fashion. If we fail to satisfactorily address the Year 2000 issue, then our business, results of operations and financial condition could be materially adversely affected.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material effect on our financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 will not have an effect on our financial statements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement is not applicable to us.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and is effective for fiscal years beginning after June 15, 1999. Management believes that SFAS No. 133 will not have an effect on our financial statements.

    In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage--Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement is not applicable to us.

                                    BUSINESS

GENERAL

    Genesis Intermedia.com is an integrated marketing and business solutions provider utilizing conventional media and interactive and emerging multimedia technologies. While Genesis has historically utilized conventional media to fulfill its clients' marketing needs, and will continue to do so, it has focused more recently on providing innovative multimedia solutions delivered through a variety of platforms, including the Internet, interactive kiosks, CD-ROM and DVD-ROM/RAM, to businesses seeking to conduct eCommerce. Additionally, Genesis provides ongoing technical and back-office support services designed to maintain and enhance its clients' marketing efforts. Genesis believes that many businesses which rely on conventional marketing platforms, such as television, radio and print, will require integrated multimedia solutions to effectively adapt their marketing and growth strategies to the emerging eCommerce market and the Internet. Genesis also believes that the interactive nature of its integrated multimedia marketing and business solutions will enable Genesis's clients to successfully participate in the emerging eCommerce market and will appeal to their customers. The services offered by Genesis include: market analysis; an assessment of a client's business requirements; the development and deployment of an appropriate marketing strategy; ongoing solution maintenance; back-office support; and media placement. These services are available to Genesis's clients separately, on an as-needed basis, or together, on a fully integrated basis.

    Genesis has three additional revenue generating capabilities:

    - proprietary products, such as the audio and video products based on the book authored by John M. Gray, Ph.D. "Men Are From Mars, Women Are From Venus;"

    - public access communication networks, such as interactive kiosks, which expose retail shoppers to eCommerce and integrate the physical shopping experience with interactive options; and

    - audio and visual streaming and download technology, which provides the structure for direct application on the Internet of interactive multimedia technologies, such as music, movies and combined audio and visual special effects.

    By using its technical expertise, vision and creativity, Genesis will leverage its integrated marketing and interactive multimedia technologies to provide further market exposure and distribution channels for its clients' business solutions.

THE DEVELOPMENT OF THE INTEGRATED MARKETING AND BUSINESS SOLUTIONS INDUSTRY

    Marketing solutions for business have evolved significantly over recent years as new marketing channels and technologies have been developed. Traditionally, marketing consultants worked to provide businesses with market research and analysis, while independent advertising agencies created advertising campaigns targeted to specific groups of consumers identified by such market research and analysis. Businesses often relied on another vendor to purchase desirable media time or space on its behalf. Advertising campaigns were typically delivered to the public through conventional media, such as television, radio and print advertisements. Additional parties provided back-office support, such as inventory control systems, accounting services and order processing, to a business seeking to add functionality to its marketing effort. In May 1997, a national advertising industry magazine, Advertising Age, reported that advertising expenditures in the United States grew significantly faster than the economy in 1994, 1995 and 1996. According to Advertising Age, total expenditures reached $175.2 billion in 1996, a gain of more than $12 billion over 1995.

    In the 1980s and 1990s telemarketing services, infomercials and home shopping networks emerged as additional marketing channels. These channels are also known as direct response marketing, because they enable businesses to deliver a marketing message to targeted consumers and to elicit an immediate consumer response.

    In recent years, the use of the Internet by businesses and consumers has grown at a rapid rate. According to the United States Department of Commerce in its April 1998 Emerging Digital Economy publication, the number of users of Internet technology is estimated to double every 100 days. International Data Corporation estimated in August 1998 that the amount of commerce conducted over the Internet will reach more than $400 billion by the year 2002, reflecting a compound annual growth rate of 103%.

COMPANY BACKGROUND

    Genesis was founded on October 28, 1993. Genesis initially produced infomercials and performed telemarketing services for its own products. Genesis identifies products or personalities around which it can create audio, video and consumer products that can be marketed through multiple sales channels. In 1994, for example, Genesis acquired a license to produce and sell the "Men are From Mars, Women are From Venus" audio series based on a book authored by John M. Gray, Ph.D. Genesis subsequently created a companion video series and marketed these products through infomercials and in retail outlets. Genesis also developed and telemarketed continuing education and training products based on Dr. Gray's book and assisted Dr. Gray in scheduling personal promotional appearances.

    In 1995 and 1996, Genesis expanded the product offerings and marketing relating to Dr. Gray to include other audio and video products. In 1996, Genesis also produced an infomercial and ancillary audio, video and consumer products relating to Jake Bernstein's "Trade Your Way to Riches" program for a joint venture between Genesis and Positive Response Television Inc. The joint venture was succeeded by a newly-founded corporation, Trade Your Way to Riches, Inc. Subsequently, Genesis purchased media time and performed telemarketing for this entity, which is owned by Genesis's majority stockholder. Genesis outsourced certain administrative functions, including buying media time, managing inventory levels and contracting order fulfillment, to third parties until 1997.

    In 1997, Genesis purchased an office building and hired additional personnel, which enabled it to perform these functions in-house. Additionally, Genesis strengthened its infrastructure, which enabled it to perform many types of marketing functions, including telemarketing services for products owned by other companies. In late 1997, Genesis added another product line around the Larry Williams "Secrets to Stock Investing" program and started performing telemarketing services for Ted Thomas' "Personal Fortune" real estate investment program. In 1998, Genesis added a product line around the "Money Mystery" audio/video program and commercial telemarketing services for additional third-party products such as the mentoring program for Optionetics and obtained the exclusive rights to distribute the "Hawaiian Tropic" swimwear line. Genesis sees the opportunity to add these product lines to Genesis's increasingly integrated marketing channels as integral to its strategies of creating new products and marketing those products and products from third parties through a single, integrated multimedia infrastructure.

    In 1998, Genesis also formed its Genesis Intermedia, Inc. subsidiary and hired personnel experienced in multimedia technologies in order to target consumers using new media (such as the Internet, interactive kiosks, eCommerce, audio/video download and CD-ROM technologies) to position itself to deliver integrated marketing and business solutions to its clients.

MARKET OPPORTUNITY

    The expansion of the market for conventional media solutions, the growing demand for innovative multimedia solutions delivered through a variety of interactive electronic platforms, such as the Internet, and the complexity of the global, digitized economy pose a significant challenge for many traditional marketing companies. Genesis believes this challenge represents an opportunity for companies prepared to offer integrated marketing and business solutions.

    INCREASED DEMAND FOR INTEGRATED MULTIMEDIA SOLUTIONS. The globalization of the economy, advances in technology and the growth of the Internet as a popular medium for eCommerce, entertainment and education have fostered the development of new marketing approaches and delivery platforms. Consequently, businesses demand integrated marketing and business solutions that will enable them to effectively exploit these new media to compete in a diverse global economy and improve their strategic market positions and business processes.

    CONTINUED EMPHASIS ON TARGETED MARKETING. The demand for targeted marketing strategies has continued through the development of new marketing channels. Genesis believes businesses will not want to ignore or will not be competitively able to ignore the emerging eCommerce market and, as a result, will demand that their marketing strategies take advantage of the emerging eCommerce market conducted through the Internet and other media to target their marketing and advertising. Multimedia solutions that enable a business to deliver customized messages to customers in an interactive format and to instantaneously evaluate the success of their promotional activities address that demand.

    Genesis believes that the demand for integrated multimedia solutions and targeted marketing strategies represent compelling opportunities to expand its own operations. Genesis believes that, to be successful, a marketing and business solutions provider must be capable of developing and deploying innovative multimedia solutions using the Internet and other interactive platforms, as well as conventional media solutions. A marketing and business solutions provider must also provide the back-office and support services necessary to ensure the success of its clients' marketing and distribution efforts.

THE GENESIS SOLUTION

    Genesis believes it is positioned to address the growing demand for integrated multimedia marketing and business solutions by providing a uniquely integrated marketing strategy of conventional media and newly developed multimedia technology. The services to deliver this strategy include:

    - initial market and client assessment;

    - the development and deployment of marketing strategies (which may involve interactive multimedia solutions, conventional media solutions, or both);

    - ongoing solutions support;

    - back-office support; and

    - media placement.

Clients may select any combination of these services to create the specific marketing solution that meets their strategic requirements.

    INITIAL ASSESSMENT

    Genesis works closely with each client to thoroughly assess the client's strategic marketing position, business requirements and existing systems capabilities to determine which marketing strategies and business solutions will most effectively assist that client to meet its goals. Genesis utilizes comprehensive market research compiled by independent consultants to learn the demographics of the client's customers and to determine what approach will meet the client's marketing needs. For example, clients in the toy industry may find that a traditional board game offered to Internet users in an interactive format for a fee revitalizes the life and popularity of the game and generates a new revenue stream for the company that owns it. A client in the retail industry, such as a major department store, may find that an interactive kiosk in a central mall location that links consumers to the physical store in the mall, as well as to an electronic catalogue on the Internet, facilitates consumer access to the products and services offered by the department store and increases average revenue per consumer. Other

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clients may find that a conventional media solution, such as the distribution of a printed catalogue to the general public, achieves their marketing objectives.

    THE DEVELOPMENT AND DEPLOYMENT OF AN INTERACTIVE MULTIMEDIA SOLUTION

    Genesis's Genesis Intermedia, Inc. subsidiary uses existing non-proprietary technologies, proprietary interactive multimedia technologies (including authoring and conversion tools, artistic templates and remote content updating tools) and its expertise in marketing to develop and deploy creative multimedia solutions that are tailored to each client's marketing needs. Genesis's graphic designers and business strategists work together to create engaging user interfaces using a variety of interactive delivery platforms, including the Internet, intranets, extranets, interactive publicly accessible kiosks, CD-ROM and DVD-ROM/RAM. Genesis generally designs such solutions to provide an innovative introduction to the clients' products and services to targeted customers and to satisfy the linguistic and cultural requirements of the markets in which such products and services are offered. Such solutions are intended to attract and hold the attention of the client's target audience while conforming to and strengthening the client's brand image, which adds value to the client's products and services. Multimedia solutions selected in consultation with the client enable a client to improve its business processes and to promote and sell its products or services to large target markets more efficiently and effectively than is possible using solely conventional media solutions.

    The unique characteristics of Genesis provide it the capability to provide multimedia solutions to its clients. These characteristics include:

    - an infrastructure that provides strong marketing and branding consultation services to Genesis's client base;

    - core competency in the development of system applications, systems integration, data communications and back-office support;

    - expertise in the development of proprietary multimedia technology; and

    - a management team focused on providing creative and functional solutions to its clients' marketing and business needs.

    For example, Hallmark Entertainment, a producer of films, situation comedies and cable programming, recently hired Genesis to develop an interactive multimedia format for the delivery of its trade show presentations to film distributors and representatives of television networks. Genesis determined that distributors base the price point for such products on the amount of advertising revenue such products are likely to generate. Thus, Genesis developed an interactive kiosk with a high-resolution touchscreen and a link to the Internet, where the Nielsen ratings are available in real-time, and assisted Hallmark in producing a sophisticated, interactive trade show presentation. This format also provided Hallmark with the flexibility it needed to edit and revise its presentation during the trade show.

    THE DEVELOPMENT AND DEPLOYMENT OF CONVENTIONAL MEDIA SOLUTIONS

    In addition to its ability to provide interactive multimedia marketing and business solutions, Genesis continues to provide solutions through conventional media. These conventional media solutions include the following:

    - radio, television and print advertising;

    - business-to-consumer and business-to-business outbound telemarketing services, which consist primarily of direct sales activities initiated by Genesis on behalf of its clients; and

    - inbound telemarketing services, which typically involve responding to customer inquiries and electronic order processing.

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    RADIO, TELEVISION AND PRINT ADVERTISING.  Radio, television and print advertisements convey marketing information to a large number of consumers and position a product within a broad market context. When the client's marketing strategy calls for coverage to the public at large, Genesis will develop and implement marketing solutions utilizing these traditional media.

    TELEMARKETING SERVICES. Business-to-consumer and business-to-business outbound telemarketing services involve the use of client-generated, electronically transmitted lists of customers selected to match the demographic profile of the targeted customer for the offered product or service. Genesis specializes in marketing products at price points which typically range from $100 to $5,000, with an average of approximately $2,000. Mentoring programs, such as Ted Thomas' "Personal Fortune" real estate investment program and Jake Bernstein's "Trade Your Way to Riches" program, are examples of the types of products Genesis has promoted using outbound telemarketing.

    Genesis recently acquired improved computer and telecommunications technology to supplement its telemarketing business and to enable it to expand this segment of its business. This technology assists telemarketers to more accurately identify and contact potential customers, and provides telemarketing sales representatives with more complete on-line guidance and support. Genesis's computerized call management systems use predictive dialers to: (a) automatically dial telephone numbers; (b) determine if a live connection is made; and (c) present connected calls to a telephone sales representative who has been specifically trained for the client's sales program. Genesis's ability to train and to retain its sales personnel is critical to its success and differentiates Genesis from many of its competitors. Sales personnel are compensated by salary, commissions and bonuses based on individual performance and overall profitability. As of November 30, 1998, there were a total of 59 full-time sales personnel employed in this division.

    Inbound telemarketing services typically include: (a) the electronic receipt and processing of all sales information; (b) the communication of necessary sales information to Genesis's contracted order fulfillment center; and (c) the administration of customer order and service inquiries.

    Genesis continues to produce infomercials and to perform teleservices for its own products. Genesis also performs these services for products owned by third parties. Genesis typically retains a percentage of total sales revenue for such services. The pricing for certain inbound teleservices may vary, depending upon several factors, including the time spent, the number of calls received by Genesis personnel and sales-based performance fees. Genesis will also work on a fee-for-service basis.

    In the normal course of business, Genesis has entered into various agreements whereby it is obligated to pay royalties on products it sells. The royalties vary by agreement and are based on percentages of net revenue generally not to exceed 25% or a percentage of the net profits of the venture generally not to exceed 50%. Royalty expense for the years ended December 31, 1997 and 1996, and for the nine months ended September 30, 1998 and 1997 was $50,101, $423,207, $77,157 and $50,101, respectively.

    Approximately 90% of Genesis's total revenues from telemarketing in 1997 were generated from the "Trade Your Way to Riches" product line. See "Certain Transactions." Genesis did not generate more than 10% of its telemarketing revenues in 1997 from any other client. Genesis does not expect to generate more than 50% of its telemarketing revenues in 1998 from any individual client.

    ONGOING SOLUTIONS SUPPORT

    Genesis provides ongoing support services to its clients. These include content maintenance, sales support administration, customer support and technical support. Additionally, Genesis's systems and software engineers have the expertise to provide intranet, extranet and web site hosting with enhanced bandwidth, faster search capability, advanced audio/video streaming and secured transaction technology.

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
These systems facilitate post-implementation systems management and secure eCommerce. In delivering these solutions, Genesis utilizes hardware manufactured by independent third parties and off-the-shelf and proprietary software.

    BACK-OFFICE SUPPORT CAPABILITIES

    Genesis offers back-office support, such as inventory control systems, accounting services and order processing and fulfillment capabilities, to improve the business processes of Genesis's clients, enhance each marketing effort and maximize each client's return on its marketing and business solutions investment.

    MEDIA PLACEMENT

    Genesis's media planning, buying and placement services are conducted through a team of media purchasers and sellers for clients seeking traditional media solutions and for those seeking integrated multimedia business solutions. Genesis typically purchases media time or space, holds it in inventory for a relatively short period of time and then resells it to clients. As a result of Genesis's successful media purchasing and sales, Genesis has established relationships with media sellers and purchasers and developed a reputation for successfully committing for, purchasing and selling media time. As a result, Genesis believes that it frequently receives more favorable access to desirable media time slots, and has consequently been able to place such time with its clients at greater margins than less desirable time slots would support.

    The placement of media time is a capital intensive segment of Genesis's business because media time, unavailable on an as-needed basis, must be purchased in advance and stored in Genesis's inventory. Genesis believes that media sales will become more profitable when Genesis has more capital available to purchase larger blocks of time. In fiscal 1997, Genesis sold approximately $7.4 million of media time to an affiliate. See "Certain Transactions."

    INDEPENDENT REVENUE STREAMS

    In addition to revenue from Genesis's integrated multimedia marketing and business solutions, Genesis's developed solutions provide independent sources for revenue streams. These sources include Genesis's offerings of proprietary products and media placement, as well as revenue streams from new technologies, including public access networks and audio/visual streaming and download technology.

    PUBLIC ACCESS NETWORKS. Genesis, through its recent acquisition of certain assets of Vision Digital Communications, Inc., utilizes proprietary multimedia technologies to create engaging, interactive user interfaces that are delivered through electronic platforms known as kiosks. These kiosks are presently located in three regional shopping malls in the United States. Genesis intends to expand the deployment of these kiosks to other malls throughout the United States and to deploy kiosks in entertainment centers and other public environments in the future. The kiosks enable merchants to communicate directly with their customers, to learn more about their customers and to deliver consistent marketing messages in a variety of locations. Genesis believes that the kiosks also increase merchant visibility, facilitate product sales and enhance customer service.

    AUDIO/VISUAL STREAMING AND DOWNLOAD TECHNOLOGY. Genesis has the technological capability and expertise to enable its clients to access disparate audio and visual segments from the Internet. A customer may select audio or visual programming and can either listen to or view in real time "streaming" audio or video or download and store the audio or visual programming in digital form so it can be retrieved and utilized at any time or location the user determines. This technology will enhance existing applications as well. Genesis believes that this technology has the potential to become a popular source of entertainment and information to Internet users and a valuable marketing tool for businesses conducting eCommerce.

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
STRATEGY

    Genesis's goal is to be recognized as a leading integrated marketing and business solutions provider utilizing conventional and interactive multimedia technologies. Genesis's strategy is to:

    - effectively utilize and leverage its conventional and multimedia capabilities and its media access;

    - develop and market innovative consumer products;

    - expand its capabilities through strategic acquisitions;

    - focus on higher profit margin segments of the marketing and advertising business; and

    - engineer the most efficient business model for the conduct of its targeted multimedia business.

    LEVERAGING CONVENTIONAL AND MULTIMEDIA CAPABILITIES AND MEDIA
ACCESS. Genesis is positioned to become a leader in delivering integrated marketing and business solutions. Genesis is currently able to:

    - concurrently market a given product or service through both conventional and existing and emerging interactive multimedia technologies;

    - make approximately 1,000,000 direct marketing calls per month, with direct customer contacts of as many as 60,000 per month utilizing existing computerized call management systems and predictive dialers;

    - deliver infomercial or other television product programming/advertising to over 100 million households in the United States utilizing its media access and order fulfillment operations;

    - develop new product marketing opportunities that are particularly suited to new and newly emerging interactive multimedia channels; and

    - develop creative methods of marketing such products through conventional marketing channels.

    Genesis intends to continue to explore new ways to effectively utilize and leverage this cross-discipline capability and its media access by:

    - taking advantage of the product/brand awareness created by its various methods of distribution (i.e., direct marketing, retail, Internet and interactive multimedia) and leveraging it to other disciplines;

    - continuing to offer its cross-discipline capability and media access to other product and service distributors; and

    - entering into alliances with or acquiring companies and developing or acquiring technologies that provide expanded multimedia marketing capabilities.

Additionally, Genesis intends to more aggressively utilize its assets such as its customer lists in order to realize their true value.

    CONTINUING TO DEVELOP AND MARKET INNOVATIVE PRODUCTS. Genesis continually seeks out innovative consumer products which it can market and distribute profitably. Genesis's in-house product development and marketing department researches, develops and analyzes products and product ideas. The development of relationships with third parties and the active solicitation of new clients seeking multi-disciplinary marketing opportunities augment the activities of the product development and marketing department.

    GROWTH BY STRATEGIC ACQUISITIONS. Genesis regularly evaluates acquisition opportunities that will enable it to expand its core multimedia marketing capabilities and the geographic scope of its operations. To this end, Genesis intends to acquire well-regarded niche companies or leaders in specific marketing and communications disciplines. Genesis also reviews joint venture and strategic alliance candidates. Genesis will focus on acquiring relatively well-established, revenue producing, eCommerce businesses which will complement Genesis's existing capabilities. Key personnel who possess technical expertise will be given incentives to remain with Genesis on a long-term basis. Genesis has made one acquisition to date and entered into a letter of intent relating to another acquisition. See "--Acquisitions" below. Genesis is not currently a party to any strategic alliances.

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
ACQUISITIONS

    In October 1998, Genesis acquired substantially all of the assets of Vision Digital Communications, Inc., a company that uses proprietary multimedia technologies to create engaging, interactive user interfaces that are delivered through electronic platforms known as kiosks. The consideration for such assets was 60,000 shares of common stock valued at $600,000 plus the assumption of short-term obligations and long-term debt of $170,000 and $200,000, respectively. Genesis has also granted to the seller (some to be issued directly to Crown American Enterprises, Inc., a stockholder in seller) options to purchase up to an additional 50,000 shares of common stock. The options will become exercisable at a rate of 10,000 shares for each $1,000,000 of total revenue generated by the acquired division during the three-year period after the closing. The per share exercise prices of the options issued to Crown and the seller are $8.50 and $10.00, respectively. All such options will all expire at the end of such three-year period. In connection with the acquisition, Genesis entered into three-year employment agreements with two of the executive officers of the seller, each of which provides for an annual salary of $84,000. Pursuant to such employment agreements, the employees will be eligible to receive options covering up to an additional 150,000 shares (75,000 each) upon the achievement of three kiosk deployment goals. Genesis has also agreed to make a $40,000 interest-free loan to each of such employees. Up to $30,000 of each such loan is subject to forgiveness upon the achievement of the same three kiosk deployment goals.

    In October 1998, Genesis also signed a letter of intent to acquire substantially all of the assets of AniMagic Corporation, an interactive multimedia company that provided audio and video download and streaming capability to clients, for total consideration of $150,000. The consummation of the acquisition is subject to bankruptcy court approval. Genesis has hired two former employees of AniMagic Corporation. Prior to entering into the acquisition agreements, there were no affiliations between Genesis and either Vision Digital or AniMagic.

COMPETITION

    Genesis's competitors can be divided into several groups, including advertising and media agencies, Internet integrators and web presence providers, large information technology consulting service providers and Internet and online service providers. Each of these companies compete directly with particular segments of Genesis's business. However, to the best of Genesis's knowledge, none of them claim to provide the sort of integrated multimedia solutions offered by Genesis. Genesis believes that it is uniquely positioned to expand its operations into the eCommerce market because it already offers conventional media and multimedia solutions, as well as back-office support, to its clients. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

    Genesis regards its trademarks, trade secrets and similar intellectual property as critical to its success and relies on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with its employees and with third parties to establish and protect is proprietary rights. These steps may not be adequate, and Genesis may not be able to secure trademark registrations for all of its marks in the United States or other countries. Third parties may also infringe upon or misappropriate Genesis's copyrights, trademarks, service marks and similar proprietary rights. Genesis has filed trademark claims for "Genesis Intermedia" and "Show Super Star Interactive Video Presentation Systems," which is an interactive media presentation software product developed for the entertainment industry. Genesis intends to pursue the registration of its trademarks based upon anticipated use internationally. Genesis may not be able to secure adequate protection for these trademarks in foreign countries. In addition, owners of other registered trademarks or servicemarks could bring potential trademark or trademark infringement

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
claims. Genesis does not have any registered copyrights or patents covering any of its proprietary technology.

    There is no assurance that any particular aspect of Genesis's technology will not be found to infringe the rights of other companies. Other companies may hold or obtain patents or copyrights on inventions or software or may otherwise claim proprietary rights to technology useful or necessary to Genesis's business. Genesis can not predict the extent to which Genesis may be required to seek licenses under such proprietary rights of third parties. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its proposed products or relating to current or future technologies, Genesis may not be able to do so on commercially reasonable terms, if at all.

    The measures taken by Genesis may not adequately protect the confidentiality of Genesis's proprietary information and others may independently develop products or technologies that are equivalent or superior to those of Genesis. Moreover, Genesis may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If competitors of Genesis prepare and file applications in the United States that claim trademarks used or registered by Genesis, Genesis may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to Genesis. Similarly, actions could be brought by third parties claiming that Genesis's products or technology infringe patents or copyrights owned by others. An adverse outcome could require Genesis to license disputed rights from third parties or to cease using such trademark or infringing product or technology. Any litigation regarding Genesis's proprietary rights could be costly and divert management's attention, result in the loss of certain of Genesis's proprietary rights, require Genesis to seek licenses from third parties and prevent Genesis from selling its products and services, any one of which could have a material adverse effect on Genesis's business, results of operations and financial condition. In addition, Genesis anticipates in the future licensing its content from third parties. As a result, its exposure to copyright infringement actions may increase because Genesis must rely upon such third parties for information as to the origin and ownership of such licensed content. Genesis intends to obtain representations as to the origin and ownership of such licensed content and to indemnification to cover any breach of any such representations. However, there can be no assurance that such representations will be accurate or that such indemnification will adequately protect Genesis.

REGULATION

    Advertising is regulated by the government, by private organizations, including self-regulatory bodies and trade associations, and by consumer groups. For example:

    - The Federal Trade Commission administers the Federal Trade Commission Act (the "FTCA"), which regulates a range of practices involving false, misleading and unfair advertising, and the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA"), which specifically prohibits deceptive, unfair or abusive practices in telemarketing sales;

    - The Federal Communications Commission administers the Federal Telephone Consumer Protection Act of 1991 (the "TCPA");

    - The Federal Food and Drug Administration and other federal agencies have regulatory authority in the advertising business;

    - Individual states and countries other than the United States often enact rules and regulations similar to the FTCA which prohibit unfair or deceptive advertising practices;

    - The National Advertising Division and the National Advertising Review Board review allegations that a particular company has violated state or federal rules and regulations pertaining to advertising;

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
    - Trade associations in various industries publish advertising guidelines for their members; and

    - Consumer groups advocate increased regulation in advertising.

    THE FTCA. The FTC may seek cease and desist orders, impose monetary penalties, or pursue other remedies in the event that an advertising company violates the FTCA rules or regulations pertaining to false, misleading and unfair advertising. Genesis believes that it is in compliance with the FTCA and the regulations promulgated thereunder.

    THE TCFAPA. A variety of deceptive, unfair or abusive practices in telemarketing sales have been prohibited under the TCFAPA. Generally, these rules prohibit misrepresentations of the cost, quantity, terms, restrictions, performance or characteristics of products or services offered by telephone solicitation or of refund, cancellation or exchange policies. The regulations also regulate the use of prize promotions in telemarketing to prevent deception and require that a telemarketer identify promptly and clearly the seller on whose behalf the telemarketer is calling, the purpose of the call, the nature of the goods or services offered and, if applicable, that no purchase or payment is necessary to win a prize. The regulations also require that telemarketers maintain records on various aspects of their business. Genesis believes that it is in compliance with the TCFAPA and the regulations promulgated pursuant to the TCFAPA.

    Violation of the rules and regulations applicable to telemarketing practices may result in injunctions against certain operations, in monetary penalties or disgorgement of profits; moreover, such violations may give rise to private actions for damages.

    THE TCPA. The TCPA imposes restrictions on unsolicited automated telephone calls to residential telephone subscribers. Under the TCPA it is unlawful to initiate telephone solicitations to residential telephone subscribers before 8:00 a.m. or after 9:00 p.m., local time at the subscriber's location, or to use automated telephone dialing systems or artificial or prerecorded voices to call certain subscribers. Additionally, the TCPA requires teleservice firms to develop a written policy which (a) clearly delineates the types of calls that such firms are prohibited from making under the TCPA, (b) lists specific individuals or groups of individuals that such firms are prohibited from contacting under the TCPA and (c) prohibits its personnel from making such calls. Genesis's call management system has been modified to eliminate certain capabilities to help prevent violations of the TCPA. These modifications prevent personnel from initiating telephone calls during restricted hours or to individuals listed on Genesis's "do not call" list. Genesis also educates its personnel with respect to the restrictions and prohibitions set forth under the TCPA.

    STATE REGULATION. Most states have enacted statutes similar to the FTCA prohibiting unfair or deceptive acts and practices. A number of states have enacted legislation and other states are considering enacting legislation to regulate telemarketing. For example, telephone sales in certain states are not final until a written contract is delivered to and signed by the buyer, and such a contract may often be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment, and several other states require certain telemarketers to obtain licenses, post bonds or submit sales scripts to the state's attorney general. State regulation has not materially affected Genesis's operations as they are currently conducted and Genesis does not presently anticipate that such regulation will materially and adversely affect its operations in the future.

    INTERNATIONAL REGULATION. Advertising is subject to regulation in countries other than the United States in which Genesis may choose to do business. Genesis will need to review such regulations before conducting business in any such market.

    SELF-REGULATORY BODIES; TRADE ASSOCIATIONS; AND CONSUMER
GROUPS. Self-regulatory activities have become significant in the advertising business. The Council of Better Business Bureaus has created the

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National Advertising Division and the National Advertising Review Board. These
are private organizations that review and process allegations that a company has violated state or federal rules or regulations pertaining to advertising. Additionally, the national television networks and various other media have adopted extensive regulations with respect to advertising that is acceptable for broadcast or publication; trade associations in certain industries publish advertising guidelines for their members; and various consumer groups have been and continue to be powerful advocates of increased regulation of advertising.

    INDUSTRY REGULATION. Certain of the industries served by Genesis are also subject to government regulation. Genesis employees who complete the sale of insurance products are required, for example, to be licensed by various state insurance commissions and to participate in regular continuing education programs. Genesis provides such continuing education to its employees and believes that it has, in all material respects, complied with this and other relevant industry regulations. Genesis may also be subject to regulation by the Commodity Futures Trading Commission (the "CFTC"), which regulates commodities trading. The CFTC has initiated an investigation which may affect the infomercial titled "Success and You" based on Jake Bernstein's "Trade Your Way to Riches" product. See "--Legal proceedings" below.

    THE COMMUNICATION DECENCY ACT OF 1996. The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there is no assurance that similar laws will not be proposed and adopted. Although Genesis does not currently distribute the types of materials that the CDA may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject Genesis to potential liability, which in turn could have an adverse effect on Genesis's business, result of operations and financial condition. Such laws could also damage the growth of the Internet generally and decrease the demand for Genesis's products and services, which could adversely affect Genesis's business, results of operations and financial condition.

    REGULATORY COMPLIANCE. Genesis has developed internal review procedures to help ensure that its work product is accurate and fairly discloses the nature of the products marketed and sold by Genesis. Genesis believes that it is in compliance with federal, state and local laws and regulations pertaining to advertising and the pre-clearance procedures of the broadcast media.

EMPLOYEES

    As of November 30, 1998, Genesis had 100 full-time employees, including 59 telemarketers, four systems engineers and two graphic designers. None of these employees are covered by collective bargaining agreements and management believes that Genesis's relations with its employees are good.

PROPERTIES

    Genesis owns its headquarters office building at 13063 Ventura Boulevard, Studio City, California 91604-2238. The building consists of 6,300 square feet and is entirely occupied by Genesis. All of Genesis's administrative, telemarketing and media time operations are conducted at its headquarters. Genesis leases production facilities for the production of direct marketing programming on an as-needed basis from third parties on commercially available terms. Genesis Intermedia, Inc. occupies approximately 4,000 square feet located at 3151 Airway Avenue, Building T-3, Costa Mesa, California 92626. The lease for such space provides for monthly rental payments of $8,175 and the term expires on August 1, 2000.

    Genesis's planned capital expenditures for 1998 include expenditures for expansion of Genesis's telemarketing division, which will likely include lease or acquisition of additional space for telephone

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service representatives and supporting infrastructure. See "Use of Proceeds" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

LEGAL PROCEEDINGS

    On November 14, 1997, the CFTC issued an Order authorizing certain persons to issue subpoenas and take depositions in a private investigation involving Jake Bernstein and MBH Commodity Advisors. Although the Order does not reference Genesis, its employees or affiliates, the CFTC has nonetheless requested that Genesis provide various documents arising out of Genesis's involvement in the production and marketing of an infomercial titled "Success and You" which promotes and markets a video series titled "Trade Your Way To Riches." To date, the CFTC has directed one subpoena to Genesis. Various documents have been produced on behalf of Genesis in response to the subpoena. Additionally, the CFTC has taken the deposition of Ramy El-Batrawi, president of Genesis, in connection with its investigation.

    Although the CFTC has articulated its belief that Genesis, by virtue of its involvement in the production and marketing of the infomercial, may be required to be registered in some capacity to continue to engage in the referenced activities, Genesis believes the CFTC's analysis and conclusions are incorrect and are based on incomplete information. In October 1998, Genesis issued a written response to the CFTC's position setting forth the reasons why Genesis is not required to register in any capacity with the CFTC. The CFTC has not yet issued a response. Genesis has been advised by its counsel that the initiation of a CFTC enforcement action against Genesis requiring registration or seeking the imposition of sanctions is unwarranted. As of the date of this prospectus, there has been no indication that the CFTC seeks any relief other than registration. To date, no complaint or enforcement action has been asserted against Genesis, its officers, directors or employees.

    If it is determined in the investigation or any resulting proceeding that registration is required, Genesis intends promptly to effect any required registration. It is estimated that the cost of registering Genesis with the CFTC will be less than $1,000.00. In the event that the CFTC brings an enforcement action against Genesis by virtue of its failure to register, any adverse determination or settlement in this action could adversely affect Genesis through, among other things, the imposition of fines and/or restrictions on business activities.

    Although Genesis is not presently party to any material litigation, Genesis may also be involved from time to time in various other claims and legal actions incident to its operations, either as plaintiff or defendant.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS


    Set forth below is certain information concerning the directors, executive officers and other key employees of Genesis as of November 30, 1998.


NAME                                            AGE      POSITION(S)
------------------------------------------      ---      --------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
Ramy El-Batrawi...........................          37   Chairman of the Board and Chief Executive
                                                           Officer
Douglas E. Jacobson.......................          52   Director, Chief Financial Officer
Craig T. Dinkel...........................          40   Chief Operating Officer
Blair LaCorte.............................          35   Director

KEY EMPLOYEES
Sam Elkholy...............................          41   Vice President, Technology
Robert Kline..............................          53   Vice President, Business Development


    RAMY EL-BATRAWI. Mr. El-Batrawi is the principal stockholder and Chief Executive Officer of Genesis. He has been a Director and Chairman of the Board of Genesis since its inception in October 1993. Mr. El-Batrawi's prior experience has included international business marketing where he facilitated and negotiated significant transactions between global industrial companies and world governments. Firms with which he has been involved include Lockheed Corporation, Carnival Cruise Lines Inc., Lonrho, Inc., McDonalds Corporation and Eastern Airlines. Additionally, he is the sole shareholder, President and Chairman of the Board of Directors of several other companies, including International Futures Brokerage Company, Mars and Venus Counseling Centers, Inc., Genesis Aviation, Inc., Jet Vacations Holding Corporation, Jet Vacations, Inc., Jet Vacations International, Inc., Genesis Aviation II, Inc., Genesis Diversified Investments, Inc., Sentient, Inc. and Trade Your Way to Riches, Inc.

    DOUGLAS E. JACOBSON. Mr. Jacobson has been a Director of Genesis since October 1998. Mr. Jacobson has been a certified public accountant for over 25 years and is a graduate of the College of William and Mary in Virginia. His experience includes working for local public accounting firms and Coopers & Lybrand where he audited privately held and SEC-registered public corporations. He was responsible for supervising the financial audit staff of a major retail drug chain, Eckerd Drugs in Clearwater, Florida for three years. Subsequent to that position, he managed the internal audit functions for a highly diversified, closely held family conglomerate, Lykes Bros. Inc., for four years. In that position he was responsible for nationwide audits and reporting directly to the Chairman. From 1983 to 1997, as a sole practitioner certified public accountant, he performed accounting, audit and tax services for key family members and other clients, including Genesis. As Genesis's Chief Financial Officer, Mr. Jacobson's responsibilities include overseeing and preparing the financial analysis of Genesis's financial growth and reporting.


    CRAIG T. DINKEL. Mr. Dinkel joined Genesis as its Chief Operating Officer in October 1998. Prior to joining Genesis, Mr. Dinkel served as Chief Operating Officer of Trade Your Way to Riches, Inc., a company owned by Genesis's majority stockholder. Mr. Dinkel's responsibility is to manage and oversee the day-to-day operations of Genesis, including the management of Genesis's core group of inbound and outbound telemarketers. His principal responsibilities include effectuating Genesis's marketing plans, business development, customer service and fulfillment, and management of information systems. From April 1996 to April 1997, he was the Manager of Special Projects reporting directly to Michael Levy, President and Chief Executive Officer of Positive Response Television, a subsidiary of National Media Corporation. He managed that company's profit center and was responsible for the delivery of customized, call center services to inbound and outbound clients. Prior to April 1996, Mr. Dinkel acted as a licensed futures trader. He received his undergraduate degree from California State University Northridge and is currently seeking a masters degree from the Peter Drucker School of Executive Management in Claremont, California.

    BLAIR LACORTE. Mr. LaCorte has been a Director of Genesis since October 1998. Mr. LaCorte is an Entrepreneur in Residence at Internet Capital Group. Prior to joining Internet Capital Group in 1998, Mr. LaCorte was the founder and President of the Internet Technology Group at Cadis, Inc. Cadis, Inc. developed and marketed parametric search technology used to enable electronic commerce applications and offered a complete enterprise commodity and supplier management software. Cadis, Inc. was sold to Aspect Development, Inc. in November 1997. Prior to Cadis, Inc., Mr. LaCorte held several executive management roles at Autodesk, maker of Autocad. Mr. LaCorte was the founder and General Manager of the data publishing division, a stand-alone unit, that grew to become the world's largest provider of catalogs with two-dimensional CAD graphics on the web. This unit was later sold to Thomas Publishing. Mr. LaCorte was also Director of Worldwide Product Marketing where he developed and released three new products. Prior to that, Mr. LaCorte served as Manager of Worldwide Strategic and Market Planning for Sun Microsystems and was a Senior Consultant for Gemini Consulting. Mr. LaCorte graduated from the University of Maine with a degree in Business Administration and graduated with honors from General Electric's Financial Management Program and received a Masters of Business Administration degree in strategy and marketing from the Tuck School at Dartmouth College.


    SAM ELKHOLY. Mr. Elkholy has been the Vice President, Technology of Genesis since September 1998. Mr. Elkholy has been a pioneer in the development of multimedia and Internet solutions. Before joining Genesis, he served as President and Chief Executive Officer of AniMagic Corporation, a position he held since 1993. AniMagic filed for protection under Chapter 11 of the United States Bankruptcy Code in 1998. Mr. Elkholy also served as MIS Director for Technicolor, Inc., Coca Cola Enterprise West, Republic Pictures and the MCA/Universal prior to joining AniMagic in 1993. Under his leadership, AniMagic completed projects for Apple Computer, Inc., Microsoft Corporation, The Walt Disney Company, Epson America, Inc., McDonnell Douglas Corporation, Sprint Corporation, Warner Records and TRW, Inc. Mr. Elkholy was recognized as one of the Top 100 Multimedia Producers in America in 1995 by Multimedia Producer Magazine. In 1997, Epson America, Inc. selected AniMagic to develop an Internet eCommerce website.


    ROBERT KLINE. Dr. Kline has been the Vice President, Business Development of Genesis since September 1998. Prior to joining Genesis, Dr. Kline served as the Vice President/Business Development of AniMagic Corporation. AniMagic filed for protection under Chapter 11 of the United States Bankruptcy Code in 1998. Dr. Kline has over 30 years of experience in the implementation of networked, interactive multimedia systems. He has developed high-performance product/service teams for various corporations, including Exxon Corporation, International Business Machines Corporation, GTE Corporation, Mitsui, Hughes Electronics Corporation, Chevron Corporation, FMC, Halliburton Company, Harris, Caterpillar, Inc./Solar Turbines, Minnesota Mining & Manufacturing Company, Xerox Corporation, AT&T and for United States government agencies, including the United States Air Force and the Departments of Commerce, Defense, Energy and Justice. Dr. Kline has worked extensively in Korea, Japan, India, Russia, Europe and the Middle East. From 1967 to 1971, Dr. Kline was a teacher of English and from 1971 to 1987 Dr. Kline was a university professor of English Literature at the University of Texas. He serves on the IEEE Medical Technology Policy Committee.

BOARD OF DIRECTORS

    The Board of Directors is currently composed of four members. Within 90 days of the completion of this offering, Genesis anticipates expanding the Board of Directors to five members and appointing a second outside director who will serve on the compensation committee and the audit committee with Mr. LaCorte. Prior to this offering, Genesis has not had a compensation committee or an audit committee. Each director holds office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified.

    Prior to this offering, directors of Genesis have not received compensation for their services in such capacity. Genesis anticipates that, following this offering, directors who are employees of Genesis will not be paid any fees or additional compensation (other than expense reimbursement) for service as members of the Board of Directors or any committee thereof. Genesis will enter into arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of Genesis at the time they are selected to serve on the Board. In addition, directors who are not employees of Genesis may annually receive automatic grants of non-qualified stock options under Genesis's 1998 Stock Incentive Program. See "--Employee Compensation Programs--1998 Stock Incentive Program" below. Genesis maintains directors' and officers' liability insurance and its Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware law. Genesis has entered into indemnification agreements with all of its directors. In addition, the Certificate of Incorporation limits the personal liability of directors of Genesis to Genesis or its stockholders for breaches of the directors' fiduciary duties to the fullest extent currently permitted by Delaware law. See "Description of Capital Stock--Certain Provisions of Delaware Law."

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1997, Genesis had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made during such year by the Board of Directors. No interlocking relationship exists between Genesis's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation earned by Genesis's Chief Executive Officer and each of the other most highly compensated executive officers of Genesis (collectively, the "Named Officers") whose aggregate cash compensation exceeded $100,000 for services rendered in all capacities to Genesis during the fiscal year ended December 31, 1997.


                                              ANNUAL COMPENSATION(1)  LONG TERM COMPENSATION
                                                                      -----------------------
                                              ----------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                   SALARY ($)  BONUS ($)       OPTIONS/SARS(#)
--------------------------------------------  ----------  ----------  -----------------------
Ramy El-Batrawi, Chairman of the Board and
  Chief Executive Officer...................  $  250,000  $   --                   --


------------------------


(1) No executive officer named in the table above received perquisites or other personal benefits, securities or property in an amount in excess of the lesser of $50,000 or 10% of such officer's cash compensation, nor did all Named Officers together receive such other compensation in excess of the lesser of $50,000 times the number of such Named Officers or 10% of such officers' aggregate cash compensation. See, however, "Certain Transactions" for a discussion of certain transactions between Genesis and Mr. El-Batrawi and his affiliates.


    No stock appreciation rights or stock options were granted to any of the Named Officers during the year ended December 31, 1997. No such rights or options were held by the Named Officers at December 31, 1997.

EMPLOYEE COMPENSATION PROGRAMS

    1998 STOCK INCENTIVE PROGRAM

    In October 1998, the Board of Directors adopted and the stockholders approved Genesis's 1998 Stock Incentive Program (the "1998 Stock Program"). Under the 1998 Stock Program, the Board of Directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

    PURPOSE, STRUCTURE, AWARDS AND ELIGIBILITY. The 1998 Stock Program is intended to secure for Genesis and its stockholders the benefits arising from ownership of Genesis's common stock by individuals employed or retained by Genesis who will be responsible for the future growth of the enterprise. The 1998 Stock Program is designed to help attract and retain superior personnel for positions of substantial responsibility with Genesis (including advisory relationships where appropriate), and to provide individuals with an additional incentive to contribute to Genesis's success.

    The 1998 Stock Program is composed of seven parts and the program administrators may make the following types of awards under the 1998 Stock
Program: (1) incentive stock options under the Incentive Stock Option Plan; (2) nonqualified stock options under the Nonqualified Stock Option Plan; (3) restricted shares under the Restricted Shares Plan; (4) rights to purchase stock under the Employee Stock Purchase Plan; (5) stock appreciation rights under the Stock Appreciation Rights Plan; (6) grants of options under the Non-Employee Director Stock Option Plan; and (7) certain other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid with respect to a share of common stock. Officers, key employees, employee directors, consultants and other independent contractors or agents of Genesis or its subsidiaries who are responsible for or contribute to the management, growth or profitability of Genesis's business will be eligible for selection by the program administrators to participate in the 1998 Stock Program, provided, however, that incentive stock options may be granted under the Incentive Stock Option Plan only to a person who is an employee of Genesis or its subsidiaries.

    SHARES SUBJECT TO 1998 STOCK PROGRAM. Genesis authorized and reserved for issuance an aggregate of 500,000 shares of its common stock under the 1998 Stock Program. The aggregate number of shares of common stock which may be granted through awards under the 1998 Stock Program, other than stock payments and the purchase of stock under the Employee Stock Purchase Plan, to any employee in any calendar year may not exceed three percent of the then-outstanding shares of common stock. The shares of common stock issuable under the 1998 Stock Program may be authorized but unissued shares, shares issued and reacquired by Genesis or shares purchased by Genesis on the open market. If any of the awards granted under the 1998 Stock Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 1998 Stock Program.

    EFFECTIVE DATE AND DURATION. All of the plans other than the Incentive Stock Option Plan and the Employee Stock Purchase Plan, became effective upon their adoption by the Board of Directors of Genesis. The Incentive Stock Option Plan and the Employee Stock Purchase Plan became effective upon their adoption by the Board of Directors of Genesis and approval of the 1998 Stock Program by a majority of the stockholders of Genesis. The 1998 Stock Program will continue in effect until September 30, 2008 unless sooner terminated under the general provisions of the 1998 Stock Program.

    ADMINISTRATION. The 1998 Stock Program will be administered by the Board of Directors or by a committee appointed by the Board, consisting of not less than two directors of Genesis who are "non-employee directors" (within the meaning of SEC Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended), so long as non-employee director administration is required under

Rule 16b-3, and who are "outside directors" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")), so long as outside directors are required by the Code. Subject to the foregoing limitations, as applicable, the Board of Directors may from time to time remove members from the committee, fill all vacancies on the committee, however caused, and may select one of the members of the committee as its chairman. The program administrators may hold meetings at such times and places as they may determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the 1998 Stock Program.

    STOCK OPTION GRANTS


    On November 30, 1998, Genesis had stock options outstanding with respect to 350,000 shares of common stock authorized under the 1998 Stock Program, all with exercise prices of $8.50 per share. Of such options, 200,000 vest March 31, 1999 and 150,000 will not vest as a result of a termination of employment after November 30, 1998. As a result of such non-vesting, Genesis may re-grant options with respect to such 150,000 shares under the 1998 Stock Program. Genesis also had 50,000 additional options outstanding that were not granted under the 1998 Stock Program with a weighted average exercise price of $9.57.


EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS


    Mr. El-Batrawi has an employment agreement with Genesis. In September 1998, Genesis entered into an employment agreement with Mr. El-Batrawi which continues until September 30, 2003, unless terminated earlier by Genesis, either for cause, death or certain other circumstances. Pursuant to the terms of the Employment Agreement, Mr. El-Batrawi is to be paid an annual salary of $250,000. Mr. El-Batrawi is eligible to receive bonuses at the discretion of the Board of Directors. Genesis has obtained a $4 million term life insurance policy covering Mr. El-Batrawi. Genesis is the sole beneficiary on the policy, $900,000 of which is allocated to payment of the mortgage on Genesis's headquarters. In connection with its acquisition of substantially all of the assets of Vision Digital Communications, Inc., Genesis entered into employment agreements with two former employees of Vision Digital, each providing for three-year terms and annual salaries of $84,000. Each such employee is also eligible to receive grants of options to purchase an aggregate of 75,000 shares of common stock, upon the achievement of three separate performance hurdles. The 25,000 options that may be granted to each employee at each such hurdle will have per share exercise prices of $11.00, $13.00 and $15.00, respectively. Effective December 7, 1998, the former Chief Executive Officer of Genesis's Genesis Intermedia, Inc. subsidiary ceased to hold such position and was removed from the position of Director of Genesis.

                              CERTAIN TRANSACTIONS

    Genesis believes that the transactions set forth below were made on terms no less favorable to Genesis than could have been obtained from unaffiliated third parties. All future transactions, including loans to and advances from affiliates, and contracts with affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Genesis than could be obtained from unaffiliated third parties.

TRANSACTIONS WITH THE MAJORITY STOCKHOLDER

    During the nine months ended September 30, 1998, Mr. El-Batrawi received a distribution of $375,000 from S corporation earnings accrued through December 31, 1997. From the net proceeds of this offering Genesis expects to make an additional distribution to Genesis's S corporation stockholders in the amount of $2,000,000 to pay federal and state income taxes.

    From time to time, Mr. El-Batrawi lends money to Genesis. These advances are generally repaid at the stockholder's request. These advances are non-interest bearing and have no scheduled repayment terms. At September 30, 1998, the amount owed to Mr. El-Batrawi was $33,427.

    In June 1997, Genesis obtained a $750,000 line of credit from a financial institution. The line of credit is collateralized by substantially all of Genesis's assets, except its corporate office building, and is personally guaranteed by Mr. El-Batrawi.

    From time to time, Genesis has advanced money to business associates of Mr. El-Batrawi. Mr. El-Batrawi has guaranteed repayment of such advances and is obligated to repay the advances in the event of non-payment by the borrower. At September 30, 1998, advances to business associates of Mr. El-Batrawi were as follows: Mr. F. Pigeon--$4,184; Mr. O. Khashoggi--$28,000; and World Capital--$1,088.

TRANSACTIONS WITH AFFILIATES

    From time to time, Genesis advances money to companies that are wholly-owned by Mr. El-Batrawi or to companies in which Mr. El-Batrawi has an ownership interest and exercises significant control. These advances to affiliates are generally repaid upon Genesis's request, are non-interest bearing and have no scheduled repayment terms. Mr. El-Batrawi has guaranteed repayment of such advances and is responsible for repayment of these advances in the event of non-payment by the borrower. At September 30, 1998, advances to affiliates are as follows: Mentoring Institute, Inc.-- $117,118; Mars and Venus Counseling Centers, Inc.--$98,029; International Futures Brokerage Company--$32,000; and Jet Vacations, Inc.--$76,405.

    From time to time, companies owned by Mr. El-Batrawi or companies in which Mr. El-Batrawi has an ownership interest advance money to Genesis. These advances are non interest bearing and are repaid upon demand. At September 30, 1998, advances from Genesis Aviation, Inc. amounted to $796,601.

    Genesis was also engaged in the following transactions with Trade Your Way to Riches, Inc., ("TYWR") a company that is wholly-owned by Mr. El-Batrawi. During the nine months ended September 30, 1998 and the year ended December 31, 1997, Genesis sold media time to TYWR for $3,034,919 and $7,412,038, respectively. In addition, during the nine months ended September 30, 1998 and the year ended December 31, 1997, Genesis earned commissions from the sale of TYWR products that amounted to $1,789,415 and $742,315, respectively. Amounts due to Genesis at September 30, 1998 and December 31, 1997, related to the sales of media to TYWR and commissions earned were $2,936,409 and $2,383,663, respectively. Genesis's accounts receivable from TYWR are on a revolving open account. Accounts are typically paid within 120 to 150 days, based upon the anticipated sales and collection cycle for TYWR's products which typically involve four equal monthly payments by TYWR's customers.

    During the year ended December 31, 1997, Genesis reimbursed Genesis Aviation, Inc., a company owned by Mr. El-Batrawi, $8,995 for travel expenses related to the use of one of its airplanes.

TRANSACTIONS WITH JOHN M. GRAY, PH.D.


    On December 31, 1997, Genesis sold 116,504 shares of its common stock to Dr. Gray for $900,000. Dr. Gray surrendered to Genesis 29,126 of such shares, representing 25% of his shares, on November 1, 1998 concurrently with the surrender by Mr. El-Batrawi of 970,874 of such shares, representing 25% of his shares of common stock, to Genesis.


    Royalties paid to Dr. Gray for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 were $77,157, $50,101 and $423,207, respectively.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of Genesis's common stock as of November 30, 1998 and as adjusted to reflect the sale of common stock offered in this prospectus, by (1) each person who is known by Genesis to own beneficially five percent or more of Genesis's common stock prior to this offering, (2) each of Genesis's directors and Named Officers and (3) all current directors and executive officers as a group. The address of each person is in care of Genesis at 13063 Ventura Boulevard, Studio City, California 91604-2218.


                                             SHARES
                                          BENEFICIALLY      PERCENTAGE PRIOR    PERCENTAGE AFTER
NAME OF BENEFICIAL OWNER                    OWNED(1)         TO THE OFFERING   THE OFFERING(1)(2)
------------------------------------  --------------------  -----------------  -------------------
Ramy El-Batrawi.....................         2,912,622              95.18%              57.56%
Douglas E. Jacobson.................                 0              *                   *
Blair LaCorte.......................                 0              *                   *
All directors and executive officers
  as a group (four persons).........         2,912,622              95.18%              57.56%


------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name.

(2) Assumes no exercise of the underwriters' over-allotment option.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, the authorized capital stock of Genesis will consist of 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of November 30, 1998, there were 3,060,000 shares of common stock outstanding held by three stockholders and no shares of preferred stock were outstanding.

COMMON STOCK

    The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive, when and if declared by the Board of Directors, out of funds legally available therefor, any dividends on a pro rata basis. In the event of liquidation, dissolution or winding up of Genesis, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered by Genesis in this offering will, when issued, be fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares of stock constituting any series or the designation of such series, without further vote or action by Genesis's stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Genesis and may adversely affect the voting and other rights of the holders of common stock. At present, Genesis has no plan to issue any shares of preferred stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    Genesis estimates that following the completion of this offering it will have approximately 19,940,000 shares of authorized but unissued common stock (including an aggregate of 500,000 shares reserved for issuance upon the exercise of options under the 1998 Stock Program) and 5,000,000 shares of authorized but unissued preferred stock. If the underwriters' over-allotment option is exercised in full, Genesis will have approximately 19,640,000 shares of authorized but unissued common stock. Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the Nasdaq Stock Market, Inc., which apply so long as the common stock remains included in such inter-dealer quotation system, require prior stockholder approval of certain issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of common stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Genesis currently does not have any plans to issue additional shares of common stock or preferred stock, other than in connection with employee compensation plans. See "Management--Executive Compensation." One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the Board of Genesis to issue shares to persons who may agree or be inclined to vote in concert with current management on issues put to consideration of stockholders, which issuance could render more difficult or discourage an attempt to obtain control of Genesis by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Genesis's management and possibly deprive the stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation, Glendale, California.

CERTAIN PROVISIONS OF STATE LAW

    The terms of Section 203 of the Delaware General Corporations Law ("DGCL") apply to Genesis. With certain exceptions, Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of "business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which such person became an interested stockholder unless
(i) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is generally defined as any person (and the affiliates and associates of any such person), other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. The restrictions contained in
Section 203 do not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but such stockholder action generally does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Genesis's Charter and Company's By-Laws do not exclude Genesis from the restrictions imposed under Section 203, but Genesis's Charter provides that in no case shall Mr. El-Batrawi or any person who is a transferee of Mr. El-Batrawi, regardless of the total percentage of Genesis's common stock or other voting stock owned by Mr. El-Batrawi or such persons, be deemed an interested stockholder for any purpose under Section 203 whatsoever.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring Genesis to negotiate in advance with Genesis's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

    Genesis may be subject to Section 2115 of the California Corporations Code.
Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if the company meets certain requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Among other things, Section 2115 may limit the ability of Genesis to elect a classified Board of Directors and requires cumulative voting in the election of Directors. Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have Board representation by allowing such stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled and to "cumulate" those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of Board representation on a percentage basis equal to their stock holding, where under straight voting such stockholders may receive less or no Board representation. Genesis will not be subject to Section 2115 (1) at such time as Genesis is qualified for trading as a national market security on the Nasdaq Stock Market and has 800 stockholders as of the record date of its most recent annual meeting of stockholders or (2) at the end of any income year during which a certificate shall have been filed showing that less than one-half of its outstanding voting securities are held of record by persons having addresses in California or that one of the other tests of Section 2115 is not met. Genesis expects that it will no longer be subject to Section 2115 by the record date of its 1999 annual meeting of stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the common stock and a significant public market for the common stock may not develop or be sustained after the offering. Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and could impair Genesis's future ability to raise capital through the sale of its equity securities.

    Upon the closing of the offering, Genesis will have outstanding 5,060,000 shares of common stock (5,360,000 if the underwriters' over-allotment option is exercised in full). Of these shares, the 2,000,000 shares offered in this prospectus will be freely tradable, without restriction under the Securities Act of 1933, as amended (the "Securities Act") unless held by "affiliates" of Genesis. The remaining 3,060,000 shares will be "restricted" securities, within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated), including any affiliate of Genesis, who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate of Genesis) would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of: (1) one percent of the number of shares of common stock then outstanding (approximately 5,060,000 shares immediately after the offering); or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about Genesis. Under Rule 144(k), a person who is not deemed to have been an affiliate of Genesis at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate of Genesis), is entitled to sell such shares without complying with the volume limitations or the manner of sale, public information or notice requirements of Rule 144. Sales of shares by affiliates of Genesis will continue to be subject to such volume limitations and the manner of sale, notice and public information requirements.

    The directors, executive officers and certain other stockholders of Genesis holding 3,000,000 outstanding shares of common stock and options to purchase 350,000 shares of common stock, have agreed pursuant to Lock-Up Agreements that, for a period of one-year from the date of this prospectus, they will not, without the prior written consent of the underwriters' representative, offer, sell, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into, or exercisable or exchangeable for common stock, or grant any options or warrants to purchase common stock, except in certain circumstances. The underwriters' representative has informed Genesis that it has no current intention to release shares from the Lock-Up Agreements prior to expiration of the one-year term of such agreements. Any request for release would be evaluated by the underwriters' representative, and the decision whether or not to permit early release of stock would be made, dependent upon the facts and circumstances existing at the time of the request. Beginning upon expiration of the Lock-Up Agreements, such shares will be eligible for sale pursuant to Rule 144 or Rule 701 under the Securities Act subject to the provisions of such rules and continued vesting. The remaining 60,000 restricted securities will be eligible for resale pursuant to Rule 144 in October 1999, subject to the volume limitations and the manner of sale and notice restrictions of Rule 144. In addition, Genesis may file a registration statement on Form S-8 under the Securities Act to register the shares of common stock issuable upon the exercise of options and the sale by certain employees of shares of common stock issuable upon the exercise of currently outstanding options (which sales will be subject to the Lock-Up Agreements described above). Genesis intends to file a registration statement on Form S-8 under the Securities Act within 90 days after the date of consummation of the offering. See "Underwriting."

CERTAIN U.S. TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a person that, for U.S. federal income tax purposes, is not a U.S. person (a "non-U.S. holder"). For purposes of this Section a "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more U.S. persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the U.S. of America (including the States and the District of Columbia). The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the U.S. tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

    DIVIDENDS

    Dividends paid to a non-U.S. holder of common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis.

    GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain realized on a disposition of common stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds the common stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

    FEDERAL ESTATE TAXES

    Common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on common stock to a non-U.S. holder address outside the United States, except that with regard to payments made after December 31, 1998, a non-U.S. Holder will be entitled to such an exemption only if it provides a Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. person) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (1) is a U.S. person, (2) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (3) is a "controlled foreign corporation" as to the United States, or (4) with respect to payments made after December 31, 1998, is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a United States trade or business, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

                                  UNDERWRITING

    The underwriters named below, for whom Millennium Financial Group, Inc. is acting as representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement to purchase from Genesis and Genesis has agreed to sell to the underwriters on a firm commitment basis, the number of shares of common stock set forth opposite their names:

                                UNDERWRITER                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Millennium Financial Group, Inc............................................
HD Brous & Co., Inc........................................................
American Fronteer Financial Corporation....................................

                                                                             -----------------
    Total..................................................................       2,000,000
                                                                             -----------------
                                                                             -----------------

    The underwriters are committed to purchase all the shares of common stock offered hereby, if any of such shares of common stock are purchased. The Underwriting Agreement provides that the obligations of the several underwriters are subject to conditions precedent specified therein. Millennium anticipates that a significant portion of the shares of common stock to be sold by it will be sold in Europe, primarily to institutional investors.

COMMISSIONS, DISCOUNTS AND COMPENSATION

    Genesis has been advised by the representative that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price, set forth on the cover page of this prospectus and to certain dealers at such price less concessions not in excess of $ per share of common stock. After the commencement of this offering, the public offering price, concession and reallowance may be changed by the representative, but only after the initial distribution of the common stock has been completed.

    The representative has informed Genesis that it does not expect sales to discretionary accounts by the underwriters to exceed five percent of the shares of common stock offered.

    Genesis has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make. Genesis has also agreed to pay to the representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the shares of common stock underwritten, of which $35,000 has been paid to date.

    Genesis has granted to the underwriters an over-allotment option, exercisable during the 45-day period from the date of this prospectus, to purchase up to 300,000 shares of common stock at the initial public offering price per share of common stock offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares of common stock offered hereby. To the extent such option is exercised in whole or in part, each underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of common stock proportionate to its initial commitment.


    In connection with this offering, Genesis has agreed to sell to the representative, for nominal consideration, warrants to purchase from Genesis up to 200,000 shares of common stock. The representative's warrants are initially exercisable at a price of 155% of the initial public offering price per share of common stock. The representative's warrants are restricted from sale, transfer, assignment, pledge or hypothecation for a period of 12 months from the date hereof, except to the officers of the representative and may be exercised for a period of four years, commencing one year from the date of this prospectus. The representative's warrants provide for adjustment in the number of shares of common stock issuable upon the exercise thereof and in the exercise price of the representative's warrants as a result of certain events, including subdivisions and combinations of the common stock. The representative's warrants grant to the holders thereof certain demand and "piggyback" rights of registration for the securities issuable upon exercise thereof and also provide for cashless exercise.

NO SALES OF SIMILAR SECURITIES; OFFERING LIMITATIONS

    All officers, directors and existing stockholders of Genesis, and all holders of any outstanding options, warrants or other securities convertible, exercisable or exchangeable for or convertible into shares of common stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities until the expiration of 12 months following the date of this prospectus. An appropriate legend shall be marked on the face of certificates representing all such securities.

    Genesis has agreed not to, directly or indirectly, without the prior written consent of Millennium, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of 12 months following the date of this prospectus, except (x) pursuant to the exercise of the representative's warrants or Genesis's 1998 Stock Incentive Program or (y) debt under certain circumstances in connection with bona fide business acquisitions and/or expansions consistent with Genesis's business plans as generally described in this prospectus.

BOARD REPRESENTATION RIGHT

    Genesis has agreed for a period of five years after the date hereof, if requested by Millennium, to use its best efforts to nominate for election to Genesis's Board of Directors one person designated by Millennium. In the event Millennium Financial Group, Inc. elects not to exercise such right, Millennium may designate a person to receive all notices of meetings of Genesis's Board of Directors and all other correspondence and communications sent by Genesis to its Board of Directors and to attend all such meetings of Genesis's Board of Directors. Genesis has agreed to reimburse designees of Millennium for their out-of-pocket expenses incurred in connection with their attendance of meetings of Genesis's Board of Directors. Millennium has not yet exercised its right to elect a Board member or designate a person to receive notice of and attend Board meetings.

LIMITED EXPERIENCE OF MANAGING UNDERWRITER

    The managing underwriter, Millennium, has had limited experience in acting as an underwriter in public offerings of securities. Commencing in September 1996, the managing underwriter has acted as an underwriter or a member of the selling group in seven public offerings. It acted as co-managing underwriter in four such offerings and participated in five private offerings. The managing underwriter has never previously acted as the managing underwriter of a public offering. This may adversely affect the proposed public offering of the common stock and the subsequent development of a trading market, if any, for Genesis's common stock.

NASDAQ STOCK MARKET LISTING; DETERMINATION OF OFFERING PRICE


    Prior to this offering, there has been no public market for the shares of common stock. Genesis has submitted an application to have the common stock quoted on the Nasdaq Stock Market, Inc.'s National Market System ("Nasdaq"). If approved for quotation on Nasdaq, trading of the common stock is expected to begin within 30 days of the issuance of the common stock. In order to meet all of the requirements for inclusion of the common stock in Nasdaq, the underwriters have agreed to sell the common stock to a minimum of 400 beneficial holders. We can not give any assurance about the liquidity of the trading market for the common stock.

    The initial public offering price of the shares of common stock will be determined by negotiation between Genesis and the representative and will not necessarily bear any relationship to Genesis's asset value, net worth, or other established criteria of value. The factors to be considered in such negotiations, in addition to prevailing market conditions, are expected to include the history of and prospects for the industry in which Genesis competes, an assessment of Genesis's management, the prospects of Genesis, its capital structure, the market for initial public offerings and certain other factors are deemed relevant.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase shares of common stock for the purpose of stabilizing their respective market prices. The underwriters also may create a short position for the account of the underwriters by selling more shares of common stock in connection with this offering than they are committed to purchase from Genesis, and in such case may purchase shares of common stock in the open market following completion of this offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position by exercising the over-allotment option referred to above. In addition, the representative, on behalf of the underwriters, may impose "penalty bids" under contractual arrangements with the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering for the account of other underwriters) the selling concession with respect to shares of common stock that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the shares of common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The foregoing is a summary of the principal terms of the agreements described above. Reference is made to the copies of such agreements which are filed as exhibits to the Registration Statement of which this prospectus is a part for a more complete description thereof. See "Additional Information."

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for Genesis by Nida & Maloney, a Professional Corporation, Santa Barbara, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Donahue, Mesereau & Leids, LLP, Los Angeles, California. Certain information contained in the sections of the prospectus captioned "Risk Factors--CFTC Investigation," "Business--Industry Regulation" and "Business--Legal Proceedings" is set forth herein in reliance upon the opinion of Henderson & Lyman, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    Genesis has filed with the SEC a Registration Statement on Form SB-2 (of which this prospectus forms a part) covering the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain items of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


    Following the offering, Genesis will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will be required to file reports and other information with the SEC. The Registration Statement (including exhibits), as well as such reports and other information, when so filed, can be inspected without charge and copied, at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the SEC's web site at http:// www.sec.gov. Such reports and other information may also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K. Street N.W., Washington D.C. 20006-1500, once the common stock has been approved for quotation.


    Genesis will furnish its stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles. The financial statements included in the annual reports will be examined and reported upon, with an opinion expressed, by Genesis's independent auditors.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Certified Public Accountants.........................................................     F-2

Consolidated Balance Sheets as of December 31, 1997 and September 30, 1998 (unaudited).....................     F-3

Consolidated Statements of Operations for the years ended December 31, 1996 and 1997, and the nine months
  ended September 30, 1997 and 1998 (unaudited)............................................................     F-4

Consolidated Statement of Stockholders' Equity.............................................................     F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1997 and the nine months
  ended September 30, 1997 and 1998 (unaudited)............................................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders

GenesisIntermedia.com, Inc.

We have audited the accompanying balance sheet of GenesisIntermedia.com, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Genesis's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenesisIntermedia.com, Inc. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California


June 23, 1998, except for Note 1, 1st paragraph,



  as to which the date is December 3, 1998

                          GENESISINTERMEDIA.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
           AS OF DECEMBER 31, 1997 AND SEPTEMBER 30, 1998 (UNAUDITED)

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                         PRO FORMA    SEPTEMBER 30,  ------------
                                                                       SEPTEMBER 30,      1998
                                                                           1998       -------------
                                                                         (NOTE 8)
                                                                       -------------   (UNAUDITED)
                                                                        (UNAUDITED)
                                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents..........................................                  $ 1,141,984    $  280,289
  Accounts receivable--trade, net of allowance for doubtful accounts
    of $75,000 and $75,000...........................................                    1,214,890     1,041,113
  Accounts receivable--affiliates....................................                    2,936,409     2,383,663
  Inventory..........................................................                      300,040       275,579
  Prepaid advertising................................................                      170,726     1,059,423
  Deposits and other prepaid assets..................................                      496,586       355,835
  Due from related parties...........................................                      324,640       126,752
                                                                                      -------------  ------------
    Total current assets.............................................                    6,585,275     5,522,654
PROPERTY AND EQUIPMENT, net..........................................                    1,452,093     1,191,554
DEFERRED OFFERING COSTS..............................................                      117,607        --
OTHER ASSETS.........................................................                       41,563        --
                                                                                      -------------  ------------
      TOTAL ASSETS...................................................                  $ 8,196,538    $6,714,208
                                                                                      -------------  ------------
                                                                                      -------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of notes payable...................................                  $   579,229    $   52,734
  Current portion of capital lease obligations.......................                       20,565        --
  Line of Credit.....................................................                      322,399        --
  Accounts payable...................................................                      751,520     1,800,506
  Other accrued liabilities..........................................                      489,073       141,709
  Income taxes payable...............................................                       45,000        35,000
  Deferred revenue...................................................                      267,500       267,500
  Due to related parties.............................................                      797,844       188,380
                                                                                      -------------  ------------
    Total current liabilities........................................                    3,273,130     2,485,829
NOTES PAYABLE, net of current portion................................                      843,583       609,545
CAPITAL LEASE OBLIGATIONS, net of current portion....................                       40,989        --
                                                                                      -------------  ------------
      Total liabilities..............................................                    4,157,702     3,095,374
                                                                                      -------------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value
    25,000,000 shares authorized
    4,000,000 shares issued and outstanding..........................   $     4,000          4,000         4,000
  Additional paid-in capital.........................................     2,034,836        920,582       920,582
  Retained earnings..................................................       --           3,114,254     2,694,252
                                                                       -------------  -------------  ------------
    Total stockholders' equity.......................................   $ 2,038,836      4,038,836     3,618,834
                                                                       -------------  -------------  ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................                  $ 8,196,538    $6,714,208
                                                                                      -------------  ------------
                                                                                      -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                             NINE MONTHS ENDED       -------------  -------------
                                                               SEPTEMBER 30,
                                                         --------------------------
                                                             1998          1997
                                                         ------------  ------------
                                                         (UNAUDITED)   (UNAUDITED)
NET REVENUE
  Media sales--affiliate...............................  $  3,043,329  $  5,642,610  $   7,412,038  $    --
  Product sales........................................     3,565,936     4,854,231      8,251,628     13,152,158
  Commissions and royalties--affiliate.................     1,789,415       118,324        745,315             --
  Commissions and royalties............................       965,515     1,084,721      1,734,863         78,855
  Other................................................        13,482        23,575         20,322      1,110,707
                                                         ------------  ------------  -------------  -------------
    Total net revenue..................................     9,377,677    11,723,461     18,164,166     14,341,720
                                                         ------------  ------------  -------------  -------------
OPERATING COSTS AND EXPENSES
  Media purchases......................................     2,582,408     4,796,218      6,445,250       --
  Direct costs.........................................       299,921       503,755        713,311      1,841,704
  Selling, general, and administrative expenses........     5,618,173     5,626,741      8,570,739     12,113,838
                                                         ------------  ------------  -------------  -------------
    Total operating costs and expenses.................     8,500,502    10,926,714     15,729,300     13,955,542
                                                         ------------  ------------  -------------  -------------
INCOME FROM OPERATIONS.................................       877,175       796,747      2,434,866        386,178
INTEREST EXPENSE.......................................        72,173        13,637         33,247             45
                                                         ------------  ------------  -------------  -------------
INCOME BEFORE PROVISION FOR INCOME TAXES...............       805,002       783,110      2,401,619        386,133
PROVISION FOR INCOME TAXES.............................        10,000        20,000         35,000       --
                                                         ------------  ------------  -------------  -------------
NET INCOME.............................................  $    795,002  $    763,110  $   2,366,619  $     386,133
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------
BASIC EARNINGS PER COMMON SHARE........................  $       0.20  $       0.20  $        0.61  $        0.10
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------
DILUTED EARNINGS PER COMMON SHARE......................  $       0.20  $       0.20  $        0.61  $        0.10
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING.............     4,000,000     3,883,495      3,883,814      3,883,495
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------

UNAUDITED PRO FORMA INFORMATION (NOTE 8):
INCOME BEFORE PROVISION FOR INCOME TAXES...............  $    805,002  $    783,110  $   2,401,619  $     386,133
  Income taxes assuming Sub-Chapter S corporation
    election had not been made.........................       322,000       313,000        961,000        154,000
                                                         ------------  ------------  -------------  -------------
NET INCOME.............................................  $    483,002  $    470,110  $   1,440,619  $     232,133
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------
PRO FORMA BASIC EARNINGS PER COMMON SHARE..............  $       0.12  $       0.12  $        0.37  $        0.06
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------
PRO FORMA DILUTED EARNINGS PER COMMON SHARE............  $       0.12  $       0.12  $        0.37  $        0.06
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING.............    4,000,0000     3,883,495      3,883,814      3,883,495
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------


   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                         COMMON STOCK       ADDITIONAL
                                                     ---------------------   PAID-IN      RETAINED
                                                       SHARES     AMOUNT     CAPITAL      EARNINGS       TOTAL
                                                     ----------  ---------  ----------  ------------  ------------
BALANCE, DECEMBER 31, 1995.........................   3,883,496  $   3,883  $   20,699  $    (58,500) $    (33,918)
NET INCOME.........................................                                          386,133       386,133
                                                     ----------  ---------  ----------  ------------  ------------
BALANCE, DECEMBER 31, 1996.........................   3,883,496      3,883      20,699       327,633       352,215
SALE OF COMMON STOCK TO RELATED PARTY..............     116,504        117     899,883                     900,000
NET INCOME.........................................                                        2,366,619     2,366,619
                                                     ----------  ---------  ----------  ------------  ------------
BALANCE, DECEMBER 31, 1997.........................   4,000,000      4,000     920,582     2,694,252     3,618,834
DISTRIBUTION TO STOCKHOLDER (unaudited)............                                         (375,000)     (375,000)
NET INCOME (unaudited).............................                                          795,002       795,002
                                                     ----------  ---------  ----------  ------------  ------------
BALANCE, SEPTEMBER 30, 1998 (unaudited)............   4,000,000  $   4,000  $  920,582  $  3,114,254  $  4,038,836
                                                     ----------  ---------  ----------  ------------  ------------
                                                     ----------  ---------  ----------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                        -----------------------
                                                                                           1997         1996
                                                                 NINE MONTHS ENDED      -----------  ----------
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1998         1997
                                                              -----------  -----------
                                                              (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   795,002  $   763,110  $ 2,366,619  $  386,133
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities
    Depreciation............................................       72,166       22,088       37,619       8,198
(Increase) decrease in
  Accounts receivable--trade................................     (173,777)    (434,323)    (789,629)    (62,417)
  Accounts receivable--affiliates...........................     (552,746)  (1,087,272)  (2,358,626)    (25,037)
  Inventory.................................................      (24,461)    (152,470)    (142,258)     (6,812)
  Prepaid advertising.......................................      888,697     (660,085)  (1,059,423)     --
  Deposits and other prepaid assets.........................     (140,751)    (175,736)    (342,158)     (1,264)
Increase (decrease) in
  Accounts payable..........................................   (1,048,986)     328,857    1,654,203     119,996
  Other accrued liabilities.................................      347,364      (77,622)      20,985    (177,206)
  Income taxes..............................................       10,000       20,000       35,000      --
  Deferred revenue..........................................      --           697,500      267,500      --
                                                              -----------  -----------  -----------  ----------
Net cash provided by (used in)
  operating activities......................................      172,508     (755,953)    (310,168)    241,591
                                                              -----------  -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................     (266,759)    (970,293)  (1,210,846)     (7,365)
  Other.....................................................      (41,563)     --           --           --
                                                              -----------  -----------  -----------  ----------
  Net cash used in investing activities.....................     (308,322)    (970,293)  (1,210,846)     (7,365)
                                                              -----------  -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from related parties.........................      411,576    1,061,220       10,946     (68,276)
  Net proceeds from line of credit..........................      322,399      --           --           --
  Distribution to stockholder...............................     (375,000)     --           --           --
  Proceeds from sale of common stock to related party.......      --           --           900,000      --
  Proceeds from notes payable...............................      800,000      676,596      676,596      --
  Payment of offering costs.................................     (117,607)     --           --           --
  Payments on capital lease obligations.....................       (4,392)     --           --           --
  Payments on notes payable.................................      (39,467)      (3,993)     (14,317)     --
                                                              -----------  -----------  -----------  ----------
Net cash provided by financing activities...................      997,509    1,733,823    1,573,225     (68,276)
                                                              -----------  -----------  -----------  ----------
Increase (decrease) in cash and cash equivalents during
  period....................................................      861,695        7,577       52,211     165,950
CASH AND CASH EQUIVALENTS:
 BEGINNING OF PERIOD........................................      280,289      228,078      228,078      62,128
                                                              -----------  -----------  -----------  ----------
 END OF PERIOD..............................................  $ 1,141,984  $   235,655  $   280,289  $  228,078
                                                              -----------  -----------  -----------  ----------
                                                              -----------  -----------  -----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  INTEREST PAID.............................................  $    72,173  $    13,637  $    33,247  $       45
                                                              -----------  -----------  -----------  ----------
                                                              -----------  -----------  -----------  ----------
 INCOME TAXES PAID..........................................  $   --       $   --       $   --       $   --
                                                              -----------  -----------  -----------  ----------
                                                              -----------  -----------  -----------  ----------

   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS


    GenesisIntermedia.com, Inc. was incorporated in the State of Florida on October 28, 1993. On December 3, 1998, Genesis amended its Certificate of Incorporation to change its name to Genesis Intermedia.com, Inc. Genesis is an integrated marketing and business solutions provider utilizing conventional, emerging and interactive multimedia technologies. Genesis has devoted substantially all its resources to selling products it owned or had purchased the rights to sell through conventional marketing methods. Genesis sold these products to the general public through the use of infomercials, radio advertisements, print media and retail outlets. A substantial portion of Genesis's product revenue has come from its "Men Are From Mars, Women Are From Venus" product series authored by John Gray, Ph.D.


    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary Genesis Intermedia, Inc. from its inception in August 1998. All intercompany accounts and transactions have been eliminated.

    INTERIM FINANCIAL INFORMATION

    The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state Genesis's financial position, the results of its operations, and cash flows for the periods presented. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results for the entire fiscal year ending December 31, 1998.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Genesis measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of Genesis's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for debt also approximate fair value because current interest rates offered to Genesis for debt of similar maturities are substantially the same.

    ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK OPTIONS

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. Genesis has elected to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

    CASH AND CASH EQUIVALENTS

    For purpose of the statement of cash flows, Genesis considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

    INVENTORY

    Inventory consists principally of products purchased for resale and are stated at the lower of cost (determined by the first-in, first-out method) or market.

    PRODUCTION COSTS

    Costs related to the production of Genesis's direct response televised advertising programs are capitalized and amortized over the estimated useful life of the production, generally from 12 to 24 months. The estimated useful life of each production is regularly evaluated and adjusted as sales response becomes available. All production costs had been fully amortized at December 31, 1997.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over estimated useful lives of the assets as follows:

                                                                     7 to 39
Building and improvements.....................................         years
Vehicles......................................................       5 years
Furniture and equipment.......................................  5 to 7 years

    Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

    REVENUE RECOGNITION

    Product sales are recognized when the product is shipped. Generally, it is Genesis's policy to refund unconditionally the total price of merchandise returned within 30 days of the customer's receipt of the merchandise. Genesis provides an allowance, based upon experience, for returned merchandise.

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Revenue from media sales is recognized when the media time is aired. Commissions and royalties are recognized when earned.

    INCOME TAXES

    Genesis has elected to be taxed as an S corporation; accordingly, the stockholders are liable for federal and state income taxes on their respective shares of Genesis's taxable income. In addition, there is a minimal franchise tax on Genesis's taxable income for state purposes.

    ADVERTISING COSTS

    Genesis expenses advertising costs when the advertisement takes place, except for direct-response advertising costs that elicits a customer to respond to a specific advertisement and that results in future benefits. These costs are capitalized and amortized using an accelerated method over its expected period of future benefit, not to exceed twelve months. Genesis is able to identify to which advertisement a customer is responding by using a separate toll free number for each ad. Genesis evaluates the probable future benefits of direct-response advertising costs based on recent historical experience based on the type of advertisement, the target audience and the product being sold.

    Direct response advertising consists principally of television airtime purchased to broadcast Genesis's infomercials and print media. At December 31, 1997, $1,059,423 of advertising was reported as an asset which consisted of amounts paid for advertisements not taken place of $342,949 and the unamortized portion of the capitalized direct response advertising of $716,474, net of accumulated amortization of $3,637,118. Genesis incurred $5,296,069 and $8,580,386 in advertising expense for the years ended December 31, 1997 and 1996, respectively. At September 30, 1998, $170,726 of advertising was reported as an asset which consisted of the unamortized portion of the capitalized direct response advertising, net of accumulated amortization of $1,418,843. Genesis incurred $2,383,376 and $3,552,120 in advertising expense for the nine months ended September 30, 1998 and 1997, respectively.

    CONCENTRATION OF CREDIT RISK

    Genesis places its cash with high-credit, quality financial institutions. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation limit. As of December 31, 1997 and September 30, 1998, the uninsured portions of the balances held at these financial institutions aggregated to $361,125 and $1,039,054, respectively. Genesis has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

    EARNINGS PER SHARE

    Genesis reports earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RISKS AND UNCERTAINTIES

    Genesis operates in an industry that is highly competitive. Genesis's principal competitors are marketing and communication companies that operate in the United States. In order to maintain its current sales levels, Genesis must continue to maintain existing client relationships, and attract new clients by demonstrating its creative reputation, knowledge of media and high quality service.

    The majority of Genesis's revenue has come from selling media time to a related party and from product sales from one group of products. Genesis must continue to develop new sources of revenue and obtain new products to sell because the majority of products generate their most significant revenue in their introductory year.

    Genesis also relies on third party fulfillment facilities to store inventory, process orders and ship products. The termination of or adverse change in Genesis's relationship with such fulfillment facilities or the partial or total loss of any of these facilities or Genesis's inventories stored there may have a material adverse effect upon Genesis's business.

    DEFERRED OFFERING COSTS

    Amounts paid for costs associated with an anticipated initial public offering ("IPO") are capitalized and will be recorded as a reduction to additional paid in capital upon the completion of the IPO. In the event that the IPO is not successful, the deferred offering costs will be charged to expense.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material effect on Genesis's financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 will not have an effect on Genesis's financial statements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement is not applicable to Genesis.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and is effective for fiscal years beginning after June 15, 1999. Management believes that SFAS No. 133 will not have an effect on Genesis's financial statements.

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS

    Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

NOTE 2--PROPERTY AND EQUIPMENT

    Property and equipment at September 30, 1998 and December 31, 1997 consisted of the following:

                                                                             DECEMBER 31, 1997
                                                         SEPTEMBER 30, 1998  -----------------
                                                         ------------------
                                                            (UNAUDITED)
Land...................................................    $       87,750      $      87,750
Building and improvements..............................           851,475            791,329
Vehicles...............................................           113,269            113,269
Furniture and equipment................................           518,233            245,886
                                                         ------------------  -----------------
                                                                1,570,727          1,238,234
Less accumulated depreciation..........................           118,634             46,680
                                                         ------------------  -----------------
  TOTAL................................................    $    1,452,093      $   1,191,554
                                                         ------------------  -----------------
                                                         ------------------  -----------------

    Depreciation expense for the years ended December 31, 1997 and 1996, and for the nine months ended September 30, 1998 and 1997 was $37,619, $8,198, $72,166,
and $22,088, respectively.

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 3--NOTES PAYABLE

    Notes payable at September 30, 1998 and December 31, 1997 consisted of the following:

                                                                             DECEMBER 31, 1997
                                                         SEPTEMBER 30, 1998  -----------------
                                                         ------------------
                                                            (UNAUDITED)
Note payable--bank is collateralized by an automobile.
  The note bears interest at 11.5%. Monthly principal
  and interest payments are $4,405 with any unpaid
  principal and interest due on September 4, 1998......    $       44,732       $    79,279

Note payable--bank is collateralized by a 1st Trust
  Deed on the land and building located in Studio City,
  California and is guaranteed by Genesis's majority
  stockholder. The note bears interest at prime (8.25%
  at September 30, 1998 and 8.50% at December 31, 1997)
  plus 2.75%. Monthly principal and interest payments
  are $5,823 with any unpaid principal and interest due
  on July 1, 2002......................................           578,080           583,000

Note payable--bank is collateralized by a 2nd Trust
  Deed on the land and building located in Studio City,
  California and is guaranteed by Genesis's majority
  stockholder. The note bears interest at prime (8.25%
  at September 30, 1998 and 8.50% at December 31, 1997)
  plus 2.75%. Monthly principal and interest payments
  are $5,217 with any unpaid principal and interest due
  on August 1, 2005....................................           300,000           --

Notes payable to an unrelated third party. The notes
  are unsecured, bear interest at 8% and are due on
  January 30, 1999.....................................           500,000           --
                                                         ------------------        --------

                                                           $    1,422,812       $   662,279

Current portion........................................           579,229            52,734
                                                         ------------------        --------

  LONG-TERM PORTION....................................    $      843,583       $   609,545
                                                         ------------------
                                                         ------------------        --------
                                                                                   --------

    The following is a schedule by years of future maturities of notes payable:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
1998..............................................................................  $   52,734
1999..............................................................................      37,936
2000..............................................................................       5,870
2001..............................................................................       6,565
2002..............................................................................       7,343
  Thereafter......................................................................     551,831
                                                                                    ----------
    Total.........................................................................  $  662,279
                                                                                    ----------
                                                                                    ----------

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 4--LINE OF CREDIT

    In June 1998, Genesis obtained a $750,000 line of credit from a financial institution. The line of credit becomes due on June 30, 1999 and is renewable for an additional year at the option of Genesis. The line of credit bears interest at prime plus 2.90%, is collateralized by substantially all of Genesis's assets, except real estate, and is guaranteed by Genesis's majority stockholder.

NOTE 5--RELATED PARTY TRANSACTIONS

    DUE TO RELATED PARTIES

    Due to related parties are principally amounts advanced to Genesis by its majority stockholder. The advances are non-interest bearing with no repayments terms. The amount outstanding is subordinate to all other debts of Genesis.

    DUE FROM RELATED PARTIES

    From time to time, Genesis lends funds to companies that are owned by Genesis's majority stockholder. The amounts receivable from these companies are non-interest bearing with no repayment terms.

    MEDIA SALES AND ACCOUNTS RECEIVABLE--AFFILIATE


    Genesis purchases media airtime and resells it to other companies. For the years ended December 31, 1997 and 1996, and the nine months ended September 30, 1998 and 1997, media sold to a company owned by Genesis's majority stockholder amounted to $7,412,038, $0, $3,034,919 and $5,642,610, respectively. The above mentioned media sales resulted in a gross profit of $966,788, $0, $455,238 and $846,392, respectively. The mark-up on the media sales was 15% which is the standard industry mark-up and consistent with amounts that could be realized from sales to unrelated third parties. The amount due from this affiliated company, principally related to media purchases and commissions earned by selling this affiliated company's products, was $2,936,409 and $2,383,663 at September 30, 1998 and December 31, 1997, respectively.


    COMMISSION REVENUE


    For the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998 and 1997, Genesis earned $742,315, $0, $1,789,415 and
$118,324, respectively, in commission from selling products for companies owned by Genesis's majority stockholder. The commission received from selling these products ranged from 35% to 55%.

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 5--RELATED PARTY TRANSACTIONS (CONTINUED)

    TRANSACTIONS WITH DR. GRAY

    On December 31, 1997, Genesis sold 116,504 shares of its common stock to Dr. John Gray for $900,000. Royalties paid to Dr. Gray for the years ended December 31, 1997 and 1996, and for the nine months ended September 30, 1998 and 1997 were $50,101, $423,207, $77,157 and $50,101, respectively.

NOTE 6--COMMITMENTS AND CONTINGENCIES

    In the normal course of business, Genesis has entered into various agreements whereby it is obligated to pay royalties on products it sells. The royalties vary by agreement and are based on percentages of net revenue generally not to exceed 25% or a percentage of the net profits of the venture generally not to exceed 50%. Royalty expense for the years ended December 31, 1997 and 1996, and for the nine months ended September 30, 1998 and 1997 was $50,101, $423,207, $77,157 and $50,101, respectively.

    On November 14, 1997, the CFTC issued an Order authorizing certain persons to issue subpoenas and take depositions in a private investigation involving Jake Bernstein and MBH Commodity Advisors. Although the Order does not reference Genesis, its employees or affiliates, the CFTC has nonetheless requested that Genesis provide various documents arising out of Genesis's involvement in the production and marketing of an infomercial titled "Success and You" which promotes and markets a video series titled "Trade Your Way To Riches." To date, the CFTC has directed one subpoena to Genesis. Various documents have been produced on behalf of Genesis in response to the subpoena. Additionally, the CFTC has taken the deposition of Ramy El-Batrawi, president of Genesis, in connection with its investigation.

    Although the CFTC has articulated its belief that Genesis, by virtue of its involvement in the production and marketing of the infomercial, may be required to be registered in some capacity to continue to engage in the referenced activities, Genesis believes the CFTC's analysis and conclusions are incorrect and are based on incomplete information. In October 1998, Genesis issued a written response to the CFTC's position setting forth the reasons why Genesis is not required to register in any capacity with the CFTC. The CFTC has not yet issued a response. Genesis has been advised by its counsel that the initiation of a CFTC enforcement action against Genesis requiring registration or seeking the imposition of sanctions is unwarranted. As of the date of this prospectus, there has been no indication that the CFTC seeks any relief other than registration. To date, no complaint or enforcement action has been asserted against Genesis, its officers, directors or employees.

    If it is determined in the investigation or any resulting proceeding that registration is required, Genesis intends promptly to effect any required registration. It is estimated that the cost of registering Genesis with the CFTC will be less than $1,000.00. In the event that the CFTC brings an enforcement action against Genesis by virtue of its failure to register, any adverse determination or settlement in this action could adversely affect Genesis through, among other things, the imposition of fines and/or restrictions on business activities.

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Although Genesis is not presently party to any material litigation, Genesis may also be involved from time to time in various other claims and legal actions incident to its operations, either as plaintiff or defendant.


    Genesis leases certain office space under a non-cancelable operating lease expiring in July 2000. Genesis also leases certain office furniture and equipment under capitalized lease obligations. Future minimum rental commitments under lease agreements with initial or remaining terms of one year or more are as follows:

YEAR ENDING                                                              OPERATING    CAPITAL
DECEMBER 31,                                                               LEASES     LEASES
-----------------------------------------------------------------------  ----------  ---------
1998...................................................................  $   14,643  $   6,090
1999...................................................................      59,196     24,360
2000...................................................................      35,042     24,360
2001...................................................................      --         13,495
                                                                         ----------  ---------
                                                                         $  108,881  $  68,305
                                                                         ----------
                                                                         ----------
Less amount representing interest......................................                  6,751
                                                                                     ---------
                                                                                        61,554
Less current portion...................................................                 20,565
                                                                                     ---------
                                                                                     $  40,989
                                                                                     ---------
                                                                                     ---------

    Included in property and equipment is capitalized lease equipment of $65,946 with accumulated amortization of $1,649 at September 30, 1998.

    Rent expense for the nine months ended September 30, 1998 was $9,762. There was no rent expense for any other period presented in the statements of operations.

    In September 1998, Genesis entered into an employment agreement with its President which continues until September 30, 2003, unless terminated earlier by Genesis, either for cause, death or certain other circumstances. Pursuant to the terms of the Employment Agreement, the President is to be paid an annual salary of $250,000 and is eligible to receive bonuses at the discretion of the Board of Directors.


NOTE 7--SUBSEQUENT EVENTS (UNAUDITED)


    On October 27, 1998, Genesis effected a 38,834.95-for-1 stock split of its common stock, increased the number of authorized shares to 25,000,000 and changed the par value of its common stock to $0.001. All share and per share data have been retroactively restated to reflect this stock split, change is the authorized shares and par value. In addition, Genesis authorized 5,000,000 shares of $0.001 par value preferred stock. No preferred shares are issued or outstanding.

    On October 1, 1998, the Board of Directors adopted and the stockholders approved Genesis's 1998 Stock Incentive Program (the "Program"). Genesis has authorized and reserved for issuance an aggregate of 500,000 shares of its common stock under the Program. On October 1, 1998, Genesis issued

                          GENESISINTERMEDIA.COM, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)


NOTE 7--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)


350,000 options under the Program with a weighted average exercise price of $8.50. Of such options, 200,000 vest March 31, 1999 and 150,000 will not vest as a result of a termination of employment after November 30, 1998. As a result of such non-vesting, Genesis may re-grant options with respect to such 150,000 shares under the Program.


    On October 20, 1998, Genesis acquired certain of the assets of Vision Digital Communications, Inc., a company that places interactive kiosks in shopping malls. Genesis purchased current assets, equipment and intangible assets of $210,000, $750,000 and $10,000, respectively, in exchange for 60,000 shares of Genesis's common stock valued at $600,000 plus the assumption of short-term obligations and long-term debt of $170,000 and $200,000, respectively. Genesis has issued to the seller options to purchase up to an additional 50,000 shares of common stock at a weighted average exercise price of $9.57 per share. The options will be exercisable if the acquired division meets certain targeted levels of total revenue over a three-year period. These options were issued outside the Program. Such options will expire at the end of such three-year period. Genesis entered into employment agreements with two former employees of Vision Digital, each providing for three-year terms and annual salaries of $84,000. Each such employee is also eligible to receive grants of options to purchase an aggregate of 75,000 shares of common stock, upon the achievement of three separate performance hurdles. The 25,000 options that may be granted to each employee at each such hurdle will have per share exercise prices of $11.00, $13.00 and $15.00, respectively.

    On October 26, 1998, Genesis has signed a letter of intent to acquire AniMagic Corporation, an interactive multimedia company that produces CD-ROMs for the edutainment industry. AniMagic is currently in bankruptcy and the ultimate acquisition is dependent upon bankruptcy court approval.


    On November 1, 1998, Genesis's two principal stockholders surrendered an aggregate of 1,000,000 shares of Genesis's common stock.


NOTE 8--PRO FORMA INFORMATION (UNAUDITED)

    Shortly before the closing of the IPO, Genesis will terminate its status as an S corporation and will be subject to federal and additional state income taxes thereafter.

    For informational purposes, the accompanying balance sheets include the unaudited pro forma adjustments for the distribution of $2,000,000 to the S corporation stockholders and the transfer of the undistributed S corporation earnings to additional paid-in capital.

    For informational purposes, the accompanying statements of operations include the unaudited pro forma adjustment for income taxes which would have been recorded if Genesis had been an S corporation, based on a combined federal and state income tax rate of 40% which approximates the federal and state income tax rates in effect during the respective periods.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Company...............................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   22
Dividend Policy...........................................................   22
Capitalization............................................................   23
Dilution..................................................................   24
Selected Financial Data...................................................   25
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   27
Business..................................................................   35
Management................................................................   47
Certain Transactions......................................................   52
Principal Stockholders....................................................   53
Description of Capital Stock..............................................   54
Underwriting..............................................................   59
Legal Matters.............................................................   62
Experts...................................................................   62
Available Information.....................................................   62
Index to Financial Statements.............................................  F-1


                            ------------------------


    UNTIL          , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,000,000 SHARES

                          GENESISINTERMEDIA.COM, INC.

                                     [LOGO]

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        MILLENNIUM FINANCIAL GROUP, INC.


                              HD BROUS & CO., INC.


                       AMERICAN FRONTEER FINANCIAL CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions:

Registration Fee..........................................................  $   7,034
NASD Filing Fee...........................................................  $   3,294
Nasdaq Stock Market Listing Fees..........................................  $   7,000
Printing and Engraving Expenses...........................................  $ 125,000
Blue Sky Fees and Expenses................................................  $   5,000
Legal Fees and Expenses...................................................  $ 150,000
Accounting Fees and Expenses..............................................  $  75,000
Transfer Agent Fees and Expenses..........................................  $  10,000
Directors and Officers' Insurance.........................................  $  50,000
Miscellaneous.............................................................  $  67,672
                                                                            ---------
    Total.................................................................  $ 500,000

--------------------------

* All amounts are estimated except for the Registration Fee, the NASD Filing Fee and the Nasdaq Stock Market Listing Fees.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Seventh of the Registrant's Certificate of Incorporation provides substantially as follows:

    Section A. Elimination of Certain Liability of Directors. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

    Section B. Indemnification and Insurance.

    (a) Right to indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

    (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

    (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

    The 1998 Stock Incentive Program (the "Program") provides that no Program Administrator, as that term is defined in the 1998 Stock Program, or any officer or employee of the Registrant or an affiliate acting at the direction or on behalf of the Program Administrator shall be personally liable for any action or determination taken or made in good faith with respect to the Program, and shall, to the extent permitted by law, be fully indemnified and protected by the Registrant with respect to any such action or determination.

    The Registrant also carries liability insurance covering officers and directors.

    Pursuant to the proposed form of Underwriting Agreement, the underwriters have agreed to indemnify the directors and officers of the Registrant in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Set forth in chronological order below is information regarding the number of shares of capital stock issued and the number of options granted by the Registrant since January 1, 1995. Further included is the consideration, if any, received by the Registrant for such shares and options, and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options under the Registrant's 1998 Stock Incentive Program did not involve any offer or sale under the Securities Act and therefore the issuance of such options by the Registrant was not registered under the Securities Act.

    In December 1997, the Registrant issued 116,504 shares (giving effect to the subsequent stock split) of common stock to Dr. John M. Gray in consideration of $900,000.

    In October 1998, the Registrant issued 60,000 shares of common stock and granted options to purchase 50,000 shares of common stock to Vision Digital Communications, Inc., in partial consideration of the acquisition of substantially all of the assets of such company. Vision Digital distributed 28.5% of such securities to one of its stockholders, Crown American Enterprises, Inc. Such offers and sales of securities were made in reliance on the exemption from registration under Section 4(2) of the Securities Act relating to offers and sales not involving a public offering. Each recipient of such securities in both transactions represented in such transaction that such investor was a sophisticated investor (Dr. Gray is also an accredited investor) and such recipient's intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transaction. In each transaction the investor received access to and reviewed full financial and business records of the Registrant and visited with the Registrant's management and inspected the Registrant's facilities and operations. Vision Digital and each of its stockholders also received substantially all of the disclosure contained in the draft of the prospectus contained in this Registration Statement, including all information contained in the risk factor, business, management and financial statement sections.

    In addition to the foregoing transactions, in October 1998, the Registrant granted options to purchase an aggregate of 350,000 shares of common stock to three employees under the Program. The securities underlying such options were offered in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act relating to certain offers and sales by an issuer to its employees under certain compensatory benefit plans. In addition, in connection with the hiring of two employees in October 1998, the Registrant agreed to issue options to purchase an aggregate of 150,000 shares of common stock at an average exercise price of $13.00 if certain business performance goals are met. To the extent such agreement constituted an offer or sale of securities, it was made in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act relating to certain sales by an issuer to its employees under a written compensation contract.

ITEM 16.  EXHIBITS.

    (a) Exhibits

        See Exhibit Index at page II-6.

    (b) Financial Statement Schedules

        None.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery each to purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on December 9, 1998.


                                GENESIS INTERMEDIA.COM, INC.

                                By:             /s/ RAMY EL-BATRAWI
                                     -----------------------------------------
                                                  Ramy El-Batrawi
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ RAMY EL-BATRAWI          Chief Executive Officer
------------------------------    (Principal Executive       December 9, 1998
       Ramy El-Batrawi            Officer)

                                Director, Chief Financial
   /s/ DOUGLAS E. JACOBSON        Officer (Principal
------------------------------    Financial and Accounting   December 9, 1998
     Douglas E. Jacobson          Officer)

     /s/ BLAIR LACORTE *
------------------------------  Director                     December 9, 1998
        Blair LaCorte


*   By Douglas E. Jacobson, Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT                                             DESCRIPTION                                            FILED (F)
-----------  ----------------------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement................................................................      *
       2.1   Agreement and Plan of Merger between Genesis Media Group, Inc., a Florida corporation
               ("Genesis Florida") and GenesisIntermedia.com, Inc. (formerly Genesis Media Group, Inc.), a
               Delaware corporation ("Genesis Delaware")...................................................      F
       2.2   Asset Purchase Agreement between the Registrant and Vision Digital Communications, Inc. dated
               as of October 26, 1998......................................................................      *
       2.3   Letter Agreement between the Registrant and AniMagic Corporation dated October 27, 1998.......      *
       2.4   Letter of Agreement between the Registrant and Crown American Enterprises, Inc. dated as of
               November 17, 1998...........................................................................      *
       3.1   Articles of Incorporation of Genesis Florida filed with the Florida Secretary of State on
               October 28, 1993............................................................................      *
       3.2   Articles of Amendment of Genesis Florida filed on October 27, 1998............................      *
       3.3   Certificate of Incorporation of Genesis Delaware filed with the Delaware Secretary of State on
               October 26, 1998............................................................................      *
       3.4   Bylaws of Genesis Florida.....................................................................      *
       3.5   Bylaws of Genesis Delaware....................................................................      *
       3.6   Certificate of Amendment of Certificate of Incorporation of Genesis Delaware filed with the
               Delaware Secretary of State on December 3, 1998.............................................      *
       3.7   Certificate of Merger of Genesis Florida into Genesis Delaware filed with the Delaware
               Secretary of State on December 9, 1998......................................................      F
       4.1   Specimen Stock Certificate....................................................................      *
       5.1   Opinion of Nida & Maloney, a Professional Corporation.........................................      F
      10.1   Genesis Media Group, Inc. 1998 Stock Incentive Program........................................      *
      10.2   Form of Indemnification Agreement with Directors and Executive Officers.......................      *
      10.3   Form of Representative's Warrant..............................................................      *
      10.4   Form of Lock-Up Agreement.....................................................................      *
      10.5   Employment Agreement between the Registrant and Ramy El-Batrawi...............................      *
      10.6   Employment Agreement between the Registrant and Sam I. Hassabo................................      *
      10.7   Deed of Trust (dated July 24, 1997)...........................................................      *
      10.8   Note U.S. Small Business Administration (dated July 24, 1997).................................      *
      10.9   Promissory Note (dated January 1, 1998).......................................................      *
      10.10  Promissory Note (dated April 23, 1998)........................................................      *
      10.11  Note U.S. Small Business Administration (dated August 20, 1998)...............................      *
      10.12  Commercial Security Agreement (dated August 20, 1998).........................................      *
      10.13  Lease Agreement (dated July 24, 1998).........................................................      *
      10.14  WCMA Note, Loan and Security Agreement between the Registrant and Merrill Lynch Business
               Financial Services, Inc. ...................................................................      *
      10.15  Addendum to that Lease dated July 24, 1998 between the Registrant and Southern California
               Sunbelt Developers, Inc. ...................................................................      *
      10.16  License Agreement between the Registrant (as assignee) and John Gray, Ph.D. dated September
               29, 1993....................................................................................      *

  EXHIBIT                                             DESCRIPTION                                            FILED (F)
-----------  ----------------------------------------------------------------------------------------------  ---------
      10.17  Amendment to Agreement between the Registrant (as assignee) and John Gray, Ph.D. .............      *
      10.18  Employment Agreement between Registrant and Michael F. Costa..................................      *
      10.19  Employment Agreement between Registrant and Christopher Miglino...............................      *
      10.20  Assignment between Registrant (as Assignee) and Ramy El-Batrawi (as Assignor).................      *
      10.21  Surrender and Cancellation Agreement among the Registrant, Ramy El-Batrawi and John M. Gray...      *
      21.1   Subsidiaries of the Registrant................................................................      *
      23.1   Consent of Singer Lewak Greenbaum & Goldstein LLP.............................................      F
      23.2   Consent of Nida & Maloney, a Professional Corporation (included in Exhibit 5.1)...............      F
      23.3   Consent of Henderson & Lyman..................................................................      *
      24.1   Power of Attorney.............................................................................      *
      24.2   Authorizing Resolutions.......................................................................      *
      27.1   Financial Data Schedule.......................................................................      *


------------------------


*   Previously filed.